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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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TriMas Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
To be held May 12, 2016

To the Shareholders of TriMas Corporation:
The 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) will be held on Thursday, May 12, 2016 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, at 8:00 a.m. Eastern Time for the following purposes:

1.	To elect two directors to serve until the Annual Meeting of Shareholders in 2019;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To re-approve the material terms for qualified performance-based compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan; and

4.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 15, 2016 as the record date (“Record Date”) for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Joshua A. Sherbin
Joshua A. Sherbin Senior Vice President, General Counsel and Corporate Secretary
Bloomfield Hills, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 6, 2016.
Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2016

The Proxy Statement and 2015 Annual Report of TriMas Corporation are available at: http://ir.trimascorp.com

Dear Fellow Shareholders,

As stewards of your company, we focus on achieving long-term performance objectives and creating value for our shareholders through the execution of focused business strategies, risk management, talent and succession planning, and oversight.

2015 was an important transitional year for TriMas, marked by the successful spin-off of the Cequent businesses into Horizon Global Corporation. While we are smaller, we are now more focused with the opportunity to grow faster, operate more profitably, and provide greater value for our shareholders. The marketplace presented some challenges and we have taken timely action in response to improve TriMas going forward. The business tactics we employ may differ depending on the year, but our strategic priorities remain consistent: generating profitable growth, enhancing margins, optimizing resource and capital allocations, and striving to be a workplace of choice. We are focused on the areas that will drive value for our customers, employees, and shareholders. We remain well-positioned for a successful future.

We encourage you to read this proxy and our 2015 Annual Report and learn more about TriMas online at www.trimascorp.com. There you will find further information about our performance and how we are working to increase shareholder value.

Finally, we want to encourage you to vote - regardless of the size of your holdings. Every vote is important and your participation helps us do a better job of listening and acting on what matters to you as a shareholder. You can cast your vote online, by telephone, or by using a printed proxy card as outlined in this document.

On behalf of all of us at TriMas, thank you for your continued support and share ownership.

/s/ Samuel Valenti	/s/ David M. Wathen
Samuel Valenti III	David M. Wathen
Chairman of the Board	President and Chief Executive Officer

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information regarding the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (“TriMas” or the “Company”) to be held at 8:00 a.m. Eastern Time on Thursday, May 12, 2016 at TriMas headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 6, 2016. The Company will bear the cost of soliciting proxies.
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information
Meeting: Annual Meeting of Shareholders
Meeting Location: TriMas Corporation Headquarters
Date: 8:00 a.m. Eastern Time on Thursday, May 12, 2016
Record Date: March 15, 2016
Common Shares Outstanding as of Record Date: 45,481,265
Stock Symbol: TRS
Stock Exchange: NASDAQ
Registrar and Transfer Agent: Computershare
State and Year of Incorporation: Delaware (1986)
Corporate Headquarters: 39400 Woodward Avenue, Suite 130,
Bloomfield Hills, Michigan 48304
Corporate Website: www.trimascorp.com
Investor Relations Website: http://ir.trimascorp.com

Corporate Governance
Board Meetings in fiscal 2015: 12
Standing Board Committees (Meetings in fiscal 2015): Audit 5; Compensation 7; and Governance and Nominating 3
Separate Chair and CEO: Yes
Board Independence: 8 of 9 directors
Independent Directors Meet without management: Yes
Staggered Board: Yes
Shareholder Rights Plan: No
Simple Majority to Amend Charter and Bylaws: Yes
Director and Officer Share Ownership Guidelines : Yes
Hedging, Pledging, and Short Sale Policy: Yes

Items to be Voted On
Proposal No. 1: Election of two directors
Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2016
Proposal No. 3:  Re-approval of the material terms for qualified performance-based compensation under the TriMas Corporation
2011 Omnibus Incentive Compensation Plan
Board Recommendation FOR FOR FOR

Executive Compensation
CEO:  David M. Wathen (age 63; tenure as CEO: seven years)
Fiscal 2015 CEO Total Direct Compensation:
Base Salary:  $765,000
Target Short-Term Incentive: $860,600
Target Long-Term Incentives:  $2,677,798
Key Elements of our Executive Compensation Program for Fiscal 2015:
•
Base Salary: represented 18% of our CEO's and, on average, 35% of our other NEOs' target compensation for 2015.
•
Short-Term Incentive:  annual incentive focused on corporate financial metrics that are directly tied to our annual business plan. Metrics include top line growth, bottom line profitability, margin expansion, and cash flow generation. This represented 20% of our CEO’s and, on average, 20% of our other NEOs’ target compensation for 2015.
•
Long-Term Equity Incentives comprised of:  50% performance stock units ("cliff" vesting; shares earned, if any, vary based on Relative Total Shareholder Return over overlapping 28-month and 16-month periods); and 50% service-based restricted stock units (vest in three equal installments on the first three anniversaries of the grant date of the award). These long-term equity incentives represented the greatest portion of 2015 target compensation, at 62% for our CEO and 45% for our other NEOs (on average).
Recoupment Policy:  Yes

Fiscal 2015 Highlights
•
Achieved sales growth in strategic platforms of Packaging and Aerospace, excluding currency impact.
•
Mitigated external headwinds through cost savings and restructuring programs.
•
Implemented financial improvement plan, expecting to yield $22 million of annual savings.
•
Decreased total debt by 33.5% to $419.6 million as of December 31, 2015.
•
Generated $62.5 million of cash flow from operating activities.
•
Continued to invest in a flexible manufacturing footprint, growth, and productivity initiatives.
•
Completed the tax-free spin-off of the Cequent businesses.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, each class consisting of approximately one-third of the Company’s directors. Class I directors’ terms will expire at the Annual Meeting. Mr. David M. Wathen and Ms. Nancy S. Gougarty have consented to stand for re-election to serve until the 2019 annual meeting of shareholders. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2019 ANNUAL MEETING.

Vote Required
The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s common stock (the “Common Stock”) is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares (referred to as a “broker non-vote”). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board currently consists of nine members divided into three classes serving staggered terms.

Name	Age	Title	Committees*	Term Ending	Class(4)
Marshall A. Cohen(1)	81	Director	A, C, G**	2016	I
Nancy S. Gougarty(2)	60	Director	A, C, G	2016	I
David M. Wathen(2)	63	Director, President and Chief Executive Officer	N/A	2016	I
Richard M. Gabrys	74	Director	A**, C, G	2017	II
Eugene A. Miller	78	Director	A, C**, G	2017	II
Herbert K. Parker (3)	58	Director	A, C, G	2017	II
Nick L. Stanage	57	Director	A, C, G	2018	III
Daniel P. Tredwell	58	Director	A, C, G	2018	III
Samuel Valenti III	70	Chair of the Board	A, C, G	2018	III
______________________________________
*A = Audit Committee; C = Compensation Committee; G = Governance and Nominating Committee
**Chair of Committee

(1)	Not nominated to stand for re-election at the Annual Meeting.

(2)	Standing for re-election at the Annual Meeting.

(3)	Appointed February 24, 2015 with initial term expiring 2017.

(4)	Class I term expires at the Annual Meeting; Class II term expires at the 2017 annual meeting of shareholders; Class III term expires at the 2018 annual meeting of shareholders.
Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the Annual Meeting. In addition, Mr. Cohen’s business experience is included even though his service as a Board member concludes at the Annual Meeting. The Board is grateful for Mr. Cohen’s contributions as a Director since 2005, including his role as chair of the Corporate Governance and Nominating Committee.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Corporate Governance and Nominating Committee considers the experience, mix of skills, and other qualities of the existing Board to ensure appropriate Board composition. The Corporate Governance and Nominating Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has eight independent directors in accordance with the applicable independence rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.
On February 24, 2015, the Company and Engaged Capital, LLC (“Engaged”) and various parties affiliated with Engaged entered into an agreement regarding the appointment of a new director. Under the terms of the agreement, the Board appointed Mr. Herbert K. Parker, as a new Class II director, effective as of February 24, 2015.

Nancy S. Gougarty
Director since 2013
Age 60

Professional Experience
In July 2013, Ms. Gougarty became president and chief operating officer of Westport Innovations, a global leader in alternative fuel, low-emissions transportation technologies. Ms. Gougarty served as the vice president for TRW Automotive Corporation, a worldwide automotive supplier, operations in the Asia-Pacific region from 2008 to 2012. Joining TRW in 2005, her previous positions included vice president of product planning, business planning, and business development, and vice president of braking, electronics, and modules for Asia Pacific. Ms. Gougarty has held additional leadership positions in the automotive sector, including managing director for General Motors’ joint venture in Shanghai, director for Delphi Packard, Asia Pacific, global account director for General Motors, and vice president for Delphi Automotive Systems, Japan and Korea.

Other Boards and Appointments
Ms. Gougarty joined the Westport board of directors in February 2013 and resigned in July 2013 upon her appointment as Westport’s president and chief operating officer. Ms. Gougarty is currently a director of AB SKF, a leading global technology provider.
Director Qualifications
Ms. Gougarty has extensive operational leadership experience and expertise directing the development and implementation of strategic and operational plans and international operations.

David M. Wathen
President, CEO and Director since 2009
Age 63

Professional Experience
Mr. Wathen has served as president and chief executive officer of the Company since 2009. He served as president and chief executive officer of Balfour Beatty, Inc. (U.S. operations), an engineering, construction, and building management services company, from 2003 until 2007. Prior to his Balfour Beatty appointment, he was a principal member of Questor, a private equity firm, from 2000 to 2002. Mr. Wathen held management positions from 1977 to 2000 with General Electric, a diversified technology and financial services company, Emerson Electric, a global manufacturing and technology company, Allied Signal, an automotive parts manufacturer, and Eaton Corporation, a diversified power management company.

Other Boards and Appointments
Mr. Wathen is currently a director and member of the audit committee of Franklin Electric Co., Inc., a global provider of complete water and fueling systems. He served as chair of the corporate governance committee of Franklin Electric from 2009 to 2015.
Director Qualifications
Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments, executive leadership experience, including with respect to the Company, and has subject matter expertise in the areas of engineering, production, and business development.

Richard M. Gabrys
Director since 2006
Age 74

Professional Experience
Mr. Gabrys has served as the president and chief executive officer of Mears Investments, LLC, a private family investment company, since 2005. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of public companies, financial services institutions, public utilities, and health care entities. Mr. Gabrys was vice chair of Deloitte’s United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From 2006 to 2007, Mr. Gabrys served as the interim dean of the School of Business Administration of Wayne State University.

Other Boards and Appointments
Mr. Gabrys is a member of the board of directors of CMS Energy Company, an integrated energy company, and La-Z-Boy Inc., a furniture manufacturer and retailer. Mr. Gabrys is chair of the audit committee, a member of the executive committee, and a member of the governance and public responsibility committee for CMS Energy and a member of the audit committee and compensation committee for La-Z-Boy, where he also served as lead director from August 2011 through August 2015. From 2007 to 2011, he served on the board of Massey Energy Company, a coal producer. Mr. Gabrys also serves on the boards of several non-profit organizations, including Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), and Detroit Regional Chamber. He is a member of the management board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization.
Director Qualifications
Mr. Gabrys has extensive knowledge and expertise in financial reporting, accounting, and Sarbanes-Oxley compliance for public companies. His experiences serving as a director of other significant corporations contributes to his leadership skills, the breadth of his experience in auditing, finance, and other areas of risk oversight as well as experience in mergers and acquisitions. Mr. Gabrys continues to maintain an active CPA license in Michigan.

Eugene A. Miller
Director since 2005
Age 78

Professional Experience
Mr. Miller is the retired chair and chief executive officer of Comerica Incorporated and Comerica Bank, a financial services company, in which positions he served from 1993 to 2002, prior to which time he held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) beginning in 1955.

Other Boards and Appointments
Mr. Miller was a director of Handleman Company from 2002 to 2012 and DTE Energy Company from 1989 to 2013.
Director Qualifications
Mr. Miller has extensive knowledge and expertise in management, executive compensation, and governance matters related to public companies. His experiences serving as chair and chief executive officer of Comerica and as a public company director also provide him with subject matter expertise in risk management, finance, and professional standards.

Herbert K. Parker
Director since 2015
Age 58

Professional Experience
Mr. Parker is the executive vice president – operational excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. Mr. Parker joined Harman International in June 2008 as executive vice president and chief financial officer, and assumed his current position effective January 2015. Previously, Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the chief financial officer of the global automation division from 2002 to 2005 and the Americas region from 2006 to 2008. Mr. Parker began his career as a staff accountant with C-E Systems. Mr. Parker graduated from Lee University with a Bachelor of Science degree in Accounting.

Other Boards and Appointments
Mr. Parker served as a director of TMS International Corp., the largest provider of outsourced industrial services to steel mills in North America, from February 2012 until October 2014.
Director Qualifications
Mr. Parker has extensive experience in financial reporting, accounting, and Sarbanes-Oxley compliance for public companies. His experience serving as a financial executive with multiple public companies provides him with subject matter expertise in finance, asset management, and other areas of risk oversight.

Nick L. Stanage
Director since 2013
Age 57

Professional Experience
In November 2009, Mr. Stanage joined Hexcel Corporation, a worldwide manufacturer of advanced material solutions, carbon fiber, reinforcement fabrics, and tooling materials, as president. In 2012, he became chief operating officer and in 2013 he was appointed chief executive officer. Prior to joining Hexcel, Mr. Stanage served as president of the heavy vehicle products group at Dana Holding Corporation, a manufacturer of high quality automotive product solutions, from 2005 to 2009. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations, and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), a provider of energy, chemical, and mechanical technology solutions.

Other Boards and Appointments
In August 2013, Mr. Stanage joined the board of directors of Hexcel and in January 2014 he was appointed board chair.
Director Qualifications
Mr. Stanage brings extensive knowledge and experience in executive leadership and operational and management issues relevant to manufacturing environments. He has subject matter expertise in the areas of engineering and production.

Daniel P. Tredwell
Director since 2002
Age 58

Professional Experience
Mr. Tredwell is one of the co-founders of Heartland Industrial Partners, L.P., an investment firm, and has served as its managing member since 2006. Mr. Tredwell has also served as the managing member of CoveView Advisors LLC, an independent financial advisory firm, since 2009 and Cove View Capital LLC, a credit opportunities investment fund, since 2009. He has almost three decades of private equity and investment banking experience. Mr. Tredwell served as a managing director at Chase Securities Inc., an investment banking, security brokerage, and dealership service company (and predecessor of J.P. Morgan Securities, Inc.), until 1999 and had been with Chase Securities since 1985.

Other Boards and Appointments
Mr. Tredwell is a director of Companhia de Tecidos Norte De Minas (Coteminas) and Springs Global Participações S.A., each of which are Brazil based manufacturers of textiles and textile products. From 2001 to 2013, Mr. Tredwell served on the board and as chairman of the compensation committee of Springs Industries, Inc., and from 2000 to 2010, he served on the board of Metaldyne Corporation, and was also a board and audit committee member for its successor, Asahi Tec Corporation of Japan, each designers and suppliers of metal formed components. Mr. Tredwell chairs the compensation committee for Springs Global Participações S.A.
Director Qualifications
Mr. Tredwell has extensive knowledge and subject matter expertise in finance, banking, acquisitions and divestitures, economics, asset management, and business development. Through his membership on the board of directors of other global corporations (including as the chair of audit and compensation committees), Mr. Tredwell also brings expertise in risk management, corporate oversight, and audit.

Samuel Valenti III
Chair and director since 2002
Age 70

Professional Experience
Mr. Valenti is currently chair of Valenti Capital LLC. Mr. Valenti was employed by Masco Corporation, a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was president and a member of the board of Masco Capital Corporation, and was vice president-investments of Masco Corporation from 1974 to 1998.

Other Boards and Appointments
Mr. Valenti was named co-chair of the board of Horizon Global Corporation (“Horizon”), a manufacturer of towing, trailering, and cargo management components, in June 2015. He also serves as a member of the audit, compensation, and nominating and governance committees of Horizon. Horizon was previously a subsidiary of the Company that became an independent public company pursuant to a spin-off that was effected on June 30, 2015 (the “Spin Off”). Mr. Valenti was named a director of American Axle & Manufacturing Holdings, Inc., a manufacturer of automotive driveline and drivetrain components and systems, in October 2013. He also serves as a member of the audit committee and the strategy committee for American Axle. Mr. Valenti is the former chair of the investment advisory committee of the State of Michigan retirement system and served on the Harvard Business School Advisory Council. He currently serves on the advisory council at the University of Notre Dame and the advisory board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as chair of the Renaissance Venture Capital Fund.
Director Qualifications
As chair of the Company’s board since 2002 and as an executive of Masco for 40 years, Mr. Valenti has extensive knowledge and expertise in the management of diversified manufacturing businesses and subject matter expertise in the areas of finance, economics, corporate governance, and asset management.

Marshall A. Cohen
Director since 2005 (Board term concludes as of the Annual Meeting and not standing for re-election)
Age 81

Professional Experience
Mr. Cohen was counsel (retired) at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining the firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited, a leading global brewer, from 1988 to 1996.

Other Boards and Appointments
From 2006 to 2015, Mr. Cohen was a director and a member of the audit committee and governance committee of TD Ameritrade, an on-line securities broker. From 1988 to 2011, he was a director and member of the compensation and governance committee of Barrick Gold Corporation, a gold mining company, and from 2009 to July 2014, he was a director and a member of the compensation committee and corporate governance committee of Gleacher Securities, Inc., an investment building and capital markets firm.
Director Qualifications
Mr. Cohen has broad experience as a public company director, particularly with regard to governance, compliance, legal matters, and other areas of risk oversight. He has extensive knowledge and experience in management with subject matter expertise in government affairs, corporate governance, and corporate responsibility.

The Board of Directors and Committees
Since June 2002, the Company has separated the roles of the Board Chair and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company’s management. Mr. Valenti has served as Board Chair since 2002 and has been an independent director since November 2008.
Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies, and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process, and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the general counsel and chief compliance officer as determined from time to time by the Audit Committee. Each of the Compensation Committee and the Corporate Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.
During 2015, the Board held twelve meetings, the Audit Committee held five meetings, the Compensation Committee held seven meetings and the Governance and Nominating Committee held three meetings.
Corporate Governance
The Company’s Board of Directors currently consists of nine directors, divided into three classes as equal in number as possible. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the annual meeting in the year in which their term expires.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Cohen, Gabrys, Miller, Parker, Stanage, Tredwell, and Valenti, and Ms. Gougarty are “independent” from management in accordance with the NASDAQ listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines. With respect to Mr. Valenti, who is also a member of the board of directors of Horizon, the Board determined that his service on the board of directors of Horizon does not impair his independence after giving consideration to the transitional relationships between the companies that were put in place in connection with the Spin Off, including pursuant to a Separation and Distribution Agreement, a Tax Sharing Agreement, an Employee Matters Agreement, a Transition Services Agreement, and a Noncompetition and Nonsolicitation Agreement. If discussions arise regarding current or future relationships between the Company and Horizon, Mr. Valenti would not participate in such discussions or any related Board approvals. With respect to Mr. Tredwell, the Board considered that the Company has agreed to pay certain fees related to an ongoing environmental matter to Heartland Industrial Partners, L.P. (in an amount less than $120,000).
During 2015, all current directors attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which they served. All of the current directors who were serving on the Board at the time of the 2015 Annual Meeting of Shareholders attended the 2015 Annual Meeting. All Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. For more information regarding the Company’s Board and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting, and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company’s financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors, and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board, and (12) reporting regularly to the full Board. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page. The Audit Committee last updated its charter on November 5, 2015.
Each of the directors on the Audit Committee is financially literate. The Board has determined that each of Messrs. Gabrys, Miller, Parker, and Tredwell qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is “independent” from management in accordance with NASDAQ listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies, including (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards, and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board. The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Compensation Committee last updated its charter on November 5, 2015. Each of the directors on the Compensation Committee is “independent” from management in accordance with NASDAQ listing standards (including those standards particular to Compensation Committee membership) and the Company’s Corporate Governance Guidelines. See also “Compensation Discussion and Analysis - Role of the Compensation Committee.”
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board, and who consent to continue their service on the Board.
In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills, and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by NASDAQ, SEC, or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Corporate Governance and Nominating Committee also works with a third-party search firm to identify potential candidates to serve on the Board. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the Annual Meeting. See “How and when may I submit a shareholder proposal or director nomination for the 2017 Annual Meeting of Shareholders?” for more information.
The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

The Corporate Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Corporate Governance and Nominating Committee last updated its charter on November 5, 2015.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is an employee of the Company. Ms. Gougarty and Messrs. Cohen, Gabrys, Miller, Parker, Stanage, Tredwell, and Valenti are the current members of the Company’s Compensation Committee.
Retirement Age; Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of shareholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Corporate Governance and Nominating Committee. The Board has not established term limits for the directors.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. For 2015, each independent director received an annual cash retainer of $100,000 and a meeting fee of $1,000 for each Board or committee meeting attended. The chair of the Board and of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual cash retainer in the amounts of $125,000, $15,000, $10,000 and $5,000, respectively.
The Company implemented a director retainer share election program effective January 1, 2014, to permit directors to make an annual election to receive unrestricted stock for deferred or non-deferred compensation for board service in lieu of cash at the time payment is made each quarter. For 2015, three of the eight independent directors elected to defer receipt of all or part of their Board compensation.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director receives an annual grant on March 1st of restricted stock units with a grant date fair market value of $100,000, with each grant subject to the director’s continued service on the Board for a one-year vesting period. In March 2015, the Company made the annual grant to each of the independent directors on the same terms.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all such directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to three times their annual cash retainer (excluding any additional retainers for Board and committee chair service). Unrestricted stock, time-based restricted stock units, and vested in-the-money options are counted toward fulfillment of this ownership requirement. As of December 31, 2015, each independent director was in compliance with his or her stock ownership requirements. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact in determining the award of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Samuel Valenti III	243,000	100,006	343,006
Marshall A. Cohen(1)	127,000	100,006	227,006
Richard M. Gabrys	138,000	100,006	238,006
Nancy S. Gougarty(1)	122,000	100,006	222,006
Eugene A. Miller(1)	133,000	100,006	233,006
Nick L. Stanage	122,000	100,006	222,006
Daniel P. Tredwell	122,000	100,006	222,006
Herbert K. Parker(3)	102,000	100,006	202,006
________________________________________

(1)	Messrs. Cohen, Gougarty and Miller elected to defer 100%, 100%, and 50%, respectively, of their 2015 fees earned as permitted under the Company’s Director Retainer Share Election Program.

(2)
The amounts in this column reflect the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the restricted stock units granted to our non-employee directors during 2015. Messrs. Valenti, Cohen, Gabrys, Miller, Stanage, Tredwell, and Parker, and Ms. Gougarty each received 3,338 restricted stock units effective on March 1, 2015. The restricted stock units were equitably adjusted in connection with the Spin Off of Horizon. These awards were granted under the Company’s 2011 Omnibus Incentive Compensation Plan and vested one year from the date of grant if the director did not terminate service on the Board prior to the vesting date.

(3)	Mr. Parker was appointed to the Board of Directors on February 24, 2015.

The table below sets forth as to each non-employee director the aggregate number of stock options and restricted stock units outstanding as of December 31, 2015. All of the stock options set forth in the table are fully vested.

Name	Stock Options	Stock Awards
Samuel Valenti III	—	4,005
Marshall A. Cohen	—	4,005
Richard M. Gabrys	29,611	4,005
Nancy S. Gougarty	—	4,005
Eugene A. Miller	28,427	4,005
Nick L. Stanage	—	4,005
Daniel P. Tredwell	—	4,005
Herbert K. Parker	—	4,005
Corporate Governance
The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence) and compensation, and access to the Board. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective January 1, 2012, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Conduct is posted on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. All amendments to the Company’s Code of Conduct, if any, will be also posted on the Company’s website, along with all waivers, if any, of the Code of Conduct involving senior officers.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Chair);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member (e.g., the communication is a request for information about the Company or is a stock-related matter); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Concerns may be expressed on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.    The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with the Company’s management;
2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board (“PCAOB”);
3.    The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding its independence; and
4.    Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.
The undersigned members of the Audit Committee have submitted this Report to the Board.

The Audit Committee Richard M. Gabrys, Chair Marshall A. Cohen Nancy S. Gougarty Eugene A. Miller Herbert K. Parker Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. Deloitte was engaged as the Company’s independent registered public accounting firm on March 27, 2013 and served as the Company’s independent registered public accounting firm for the fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2015 and 2014, respectively, and fees for other services rendered during those periods.

	2015 ($)	2014 ($)
Audit Fees	1,260,000	1,230,000
Audit-related Fees	700,000	—
Tax Fees	7,000	20,000
All Other Fees	—	—
Total	1,967,000	1,250,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s financial controls over financial reporting were approximately $1.3 million for 2015 and $1.2 million for 2014. In 2015, audit-related fees of $0.7 million were incurred primarily related to procedures performed in connection with the Spin Off.
Tax Fees
Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2015 or 2014, as the Company retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2015 and in 2014 is compatible with maintaining auditor independence.
We have been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2014 and 2015, including services related to audit, audit-related fees, tax fees, and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services, and non-audit services to the Company, subject to the following conditions:
(1) Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the SEC and the PCAOB;
(2) Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
(3) The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b), and (c) may not exceed $350,000 in any calendar quarter; and
(4) The Chair of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.
PROPOSAL 3 - RE-APPROVAL OF THE MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE TRIMAS CORPORATION 2011 OMNIBUS INCENTIVE COMPENSATION PLAN

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE TRIMAS CORPORATION 2011 OMNIBUS INCENTIVE COMPENSATION PLAN

General
The TriMas Corporation 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”), as amended by 2013’s Amendment No. 1 to the 2011 Plan (the “First Amendment”), continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company. Our shareholders first approved the 2011 Plan at the Company’s 2011 Annual Meeting of Shareholders. At the Company’s 2013 Annual Meeting of Shareholders, our shareholders approved the First Amendment to increase the number of shares authorized for issuance under the 2011 Plan by 2,000,000 shares. The 2011 Plan, as amended by the First Amendment, is referred to in this proposal as the “Amended 2011 Plan.”

In addition to the Amended 2011 Plan, the Company currently maintains the TriMas Corporation 2006 Long Term Equity Incentive Plan, as amended (the “2006 Plan”), which provides for the future issuance of equity-based awards in various forms until November 1, 2016.
Shareholders are not being asked to approve the Amended 2011 Plan. Instead, shareholders are being asked to re-approve only the material terms for “qualified performance-based compensation” under the Amended 2011 Plan for purposes of the approval requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This re-approval is intended to preserve the Company’s ability to potentially design certain types of awards under the Amended 2011 Plan so that they may be able to satisfy the requirements for “qualified performance-based compensation” and may permit the Company to benefit from certain tax deductions, under Section 162(m) of the Code.
Section 162(m) of the Code disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and its shareholders to have the ability to potentially grant “qualified performance-based compensation” under the Amended 2011 Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the Amended 2011 Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.
Generally, compensation attributable to performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the award is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements of Section 162(m) of the Code.
The Company is seeking shareholder re-approval of the material terms for “qualified performance-based compensation” under the Amended 2011 Plan, including the performance measures and grant limits under the Amended 2011 Plan, as well as the individuals eligible to receive awards under the Amended 2011 Plan, to have the flexibility to potentially grant awards under the Amended 2011 Plan that may be fully deductible for federal income tax purposes. If the Company’s shareholders re-approve the material terms for “qualified performance-based compensation” under the Amended 2011 Plan, assuming that all other requirements under Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the Amended 2011 Plan to our covered employees without regard to the limitations of Section 162(m) of the Code through the end of the Amended 2011 Plan term in 2021 (in other words, for around five years). If the Company’s shareholders do not approve this proposal, the Company will generally be limited in its ability to make certain performance-based awards.
The Company is not seeking to increase the amount of shares available for issuance or to adjust any of the individual award limits contained in the Amended 2011 Plan, nor is the Company amending the Amended 2011 Plan in any other way.
The actual text of the Amended 2011 Plan is attached to this proxy statement as Appendix A. The following description of the Amended 2011 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Section 162(m) Performance Measures
As discussed above, the Company’s only reason for submitting this proposal to shareholders is to obtain shareholder re-approval of the material terms for “qualified performance-based compensation” under the Amended 2011 Plan for purposes of Section 162(m) of the Code. Such shareholder re-approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
In particular, the Amended 2011 Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the Amended 2011 Plan, which measures are as follows (which may be modified to exclude the impact of certain non-recurring charges):

•	basic earnings per common share for the Company on a consolidated basis;

•	diluted earnings per common share for the Company on a consolidated basis;

•	total stockholder return;

•	net sales;

•	cost of sales;

•	gross profit;

•	selling, general and administrative expenses;

•	operating profit, alone or as a percentage of sales;

•	income before interest and/or the provision for income taxes;

•	net income;

•	productivity;

•	inventory turnover;

•	return on equity;

•	return on assets;

•	sales of new products;

•	economic value added, or another measure of profitability that considers the cost of capital employed;

•	net cash provided by operating activities;

•	net increase (decrease) in cash and cash equivalents;

•	customer satisfaction;

•	market share; and

•	product quality.

Summary of Material Terms of the Amended 2011 Plan
Purpose. The purpose of the Amended 2011 Plan is to enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees, and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.
Stock Reserved for Issuance Under the Amended 2011 Plan. The Amended 2011 Plan permits the award to directors, officers, employees, and other service providers of the Company of restricted stock, restricted stock units, options to purchase stock, stock appreciation rights, unrestricted stock, dividend equivalent rights, and other awards to acquire up to an aggregate of 3,246,588 shares of Common Stock. This number was adjusted from the prior limit of 2,850,000 shares pursuant to the anti-dilution provision in the Amended 2011 Plan at the time of the Spin Off. For purposes of the share limit, each option to purchase a share of Common Stock and each stock appreciation right will be counted as one share, and each share of restricted stock, restricted stock unit, or share of unrestricted stock will be counted as 1.75 shares of Common Stock. Rights to receive dividends on Common Stock (except for rights to receive dividends in cash which are related to other awards which are already counted as 1.75 shares of Common Stock) will also themselves be counted as 1.75 shares of Common Stock. This method of counting recognizes the greater value inherent in a share of Common Stock than in an option to purchase a share of Common Stock at a price generally equal to its fair market value on the date of grant.
If any Common Stock covered by an award under the Amended 2011 Plan is not purchased or is forfeited, or if an award otherwise terminates without delivery of Common Stock, then the number of shares of Common Stock related to the award and subject to such forfeiture or termination will not be counted against the aggregate limit above, but will again be available for making awards under the Amended 2011 Plan. In addition, the following will not be added back to the number of shares of Common Stock available for issuance under the Amended 2011 Plan: (1) shares of Common Stock that are subject to a stock option or a share-settled stock appreciation right and are not issued upon the net settlement or net exercise of such stock option or stock appreciation right; (2) shares of Common Stock delivered to or withheld by the Company or one of its subsidiaries or affiliates to pay the exercise price or the withholding taxes under stock options or stock appreciation rights; or (3) shares of Common Stock repurchased on the open market with the proceeds of a stock option exercise. Common Stock issued under the Amended 2011 Plan pursuant to awards assumed or substituted in connection with mergers, reorganizations, separations, or other transactions by us will not reduce the number of shares reserved for issuance under the Amended 2011 Plan. The closing price of the Company’s Common Stock on the Record Date was $17.02.
The stock issued or to be issued under the Amended 2011 Plan consists of authorized but unissued shares of Common Stock or issued Common Stock that has been reacquired by the Company or one of its subsidiaries or affiliates.

Other Amended 2011 Plan Limits. The maximum number of shares of Common Stock subject to stock options or stock appreciation rights that can be awarded under the Amended 2011 Plan to any person is 350,000 per year. The maximum number of shares of Common Stock that can be awarded under the Amended 2011 Plan to any person, other than pursuant to stock options or stock appreciation rights, is 200,000 per year. These limits are subject to adjustment as further described in the Amended 2011 Plan.
Eligibility. Awards may be made under the Amended 2011 Plan to our directors, officers, employees, or consultants. The Company estimates that participants in the Amended 2011 Plan will potentially include 100 employees, seven non-employee directors, and zero consultants.
Administration. The Amended 2011 Plan will be administered by the Compensation Committee of the Board or such other committee of the Board designated by the Board. The Compensation Committee will have full power and authority, in its sole discretion, to take all actions and to make all determinations required or provided for under the Amended 2011 Plan, any award or award agreement under the Amended 2011 Plan. The Compensation Committee may delegate to a subcommittee of directors and/or officers the authority to grant or administer awards to persons who are not then reporting persons under Section 16 of the Exchange Act and who are not “covered employees” for purposes of Section 162(m) of the Code.
Subject to the terms of the Amended 2011 Plan, the Compensation Committee may select participants to receive awards, determine the amounts and types of awards, prescribe the form of award agreement evidencing each award, amend, modify, or supplement the terms of any outstanding award, and interpret provisions of the Amended 2011 Plan. However, no amendment, modification, or supplement of any award will, without the consent of the participant, impair the participant’s rights under such award, make subject to Section 409A of the Code any award that was not so subject upon grant, or cause any award that is subject to Section 409A of the Code to cease to comply with Section 409A of the Code.
The Company may retain the right in an award agreement to cause a forfeiture of the gain realized by a participant on account of actions taken by the participant in violation or breach of certain non-competition or similar agreements, to the extent specified in the award agreement applicable to the participant. Furthermore, unless the Compensation Committee provides otherwise in the applicable award agreement, the Company may annul an award if the participant is an employee of the Company or a subsidiary or affiliate of the Company and is terminated for “cause” as defined in the applicable award agreement or the Amended 2011 Plan, as applicable.
Subject to the adjustment provisions of the Amended 2011 Plan, stock options and stock appreciation rights may not be amended to lower their exercise or base prices, either by lowering the exercise price or base price or by canceling the outstanding stock option or stock appreciation right and granting a replacement or substitute stock option or stock appreciation right with a lower exercise or base price without the approval of the Company’s shareholders.
Award Agreements. Each award granted under the Amended 2011 Plan will be evidenced by an award agreement, in such form or forms as the Compensation Committee determines. Award agreements granted from time to time or at the same time need not contain similar provisions but will be consistent with the terms of the Amended 2011 Plan.
Types of Awards Available for Grant under the Amended 2011 Plan
Stock Options. The Amended 2011 Plan permits the granting of options to purchase Common Stock intended to qualify as incentive stock options under the Code and also options to purchase stock that do not qualify as incentive stock options (“non-qualified options”). However, incentive stock options can only be granted to key employees of the Company or its subsidiaries. The stock options we have granted have historically been principally non-qualified options.
The exercise price of each option may not be less than 100% of the fair market value of the Common Stock on the date of grant. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the stock on the date of grant. An exception to these requirements is made for any options that the Company grants in substitution for options held by directors, officers, employees, and consultants of a company that we acquire. In such a case, the exercise price would be adjusted to preserve the economic value of such holder’s option from his or her former employer.
The term of each option is fixed by the Compensation Committee and may not exceed ten years from the date of grant.
Unless the Compensation Committee otherwise provides, upon the termination of a participant’s service, any stock option held by such participant that has not vested will immediately be deemed forfeited and any otherwise vested stock option or unexercised portion of such stock option will terminate three months after the date of such termination of service, but in no event later than the date of expiration of the stock option. If a participant’s service is terminated for cause (as defined in the Amended 2011 Plan), the stock option or unexercised portion of the stock option will terminate as of the date of such termination. Unless the Compensation

Committee otherwise provides, if a participant’s service is terminated (1) due to disability (as defined in the Amended 2011 Plan), the stock option will continue in accordance with its terms and will expire on its normal date of expiration, or (2) due to death, any stock option of the deceased participant will continue in accordance with its terms, may be exercised, to the extent of the number of shares of Common Stock with respect to which he/she could have exercised the stock option on the date of his/her death, by his/her estate, personal representative, or beneficiary who acquires the stock option by will or by the laws of descent and distribution, and will generally expire on its normal date of expiration. Termination provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all stock options issued under to the Amended 2011 Plan, and may reflect distinctions based on the reasons for termination of service.
The Compensation Committee may provide that in the event of a change in control (as defined in the Amended 2011 Plan), a participant’s unvested stock options will become fully vested and may be exercised until their normal date of expiration.
In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering Common Stock (which, if acquired from us, has been held by the optionee for at least six months), by means of a broker-assisted cashless exercise, or by such other method that may be approved by the Compensation Committee that is consistent with applicable laws, regulations, and rules.
Options granted under the Amended 2011 Plan may not be assigned or transferred by the participant other than by will or under applicable laws of descent and distribution. However, the Compensation Committee may permit limited transfers of non-qualified options for the benefit of certain family members of participants or related entities, subject to limitations as described in the Amended 2011 Plan.
Stock Appreciation Rights. Stock appreciation rights are rights to receive a number of shares of Common Stock or, in the discretion of the Compensation Committee, an amount in cash or a combination of stock and cash, based on the increase in the fair market value of the stock underlying the right over (subject to certain exceptions for substitute awards) the fair market value of such stock on the date of grant (or over an amount greater than the grant date fair market value, if the Compensation Committee so determines) during a stated period specified by the Compensation Committee not to exceed ten years from the date of grant. The Compensation Committee will determine the time or times when, and the conditions under which, a stock appreciation right may be exercised (including based on the achievement of performance goals or service requirements).
Restricted Stock and Restricted Stock Units. The Amended 2011 Plan permits the granting of restricted stock and restricted stock units. Restricted stock is stock granted subject to forfeiture if specified vesting periods and/or performance targets are not met. Restricted stock units are substantially similar to restricted stock but result in the issuance of stock upon meeting specified vesting periods and/or performance targets, rather than the issuance of the stock in advance. Restricted stock and restricted stock units granted under the Amended 2011 Plan may not be sold, transferred, pledged, or assigned prior to meeting the specified vesting periods and/or performance targets.
Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote such restricted stock and the right to receive any dividends or other distributions declared or paid with respect to such stock. However, the right to receive dividends with respect to a performance-based award will only be granted to participants if and to the extent that the underlying award vests.
Unless the Compensation Committee determines otherwise, holders of restricted stock units will have no rights as shareholders of the Company. The Compensation Committee may provide that the holder of restricted stock units will be entitled to receive, upon the payment of a cash dividend or distribution on outstanding Common Stock, or at any time thereafter, a cash payment for each restricted stock unit held equal to the per-share dividend, paid on the Common Stock in accordance with the terms of the Amended 2011 Plan. However, the right to receive dividends or distributions with respect to a performance-based award will only be granted to participants if and to the extent that the underlying award vests.
The Compensation Committee determines the vesting periods and/or performance targets with respect to awards of restricted stock units and restricted stock.
Unrestricted Stock. The Amended 2011 Plan permits the granting of unrestricted stock, which is Common Stock free of any restrictions under the Amended 2011 Plan. Unrestricted stock awards may be granted or sold in respect to past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to the participant.
Dividend Equivalent Rights. Dividend equivalent rights are rights entitling the recipient to receive amounts equal to the cash dividends that would have been paid if the recipient had held a specified number of shares of Common Stock. Dividend equivalent rights may not be granted relating to stock subject to an option or stock appreciation right. The terms and conditions of dividend equivalent rights will be specified in the award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional Common Stock, which may thereafter accrue additional equivalents. Any such reinvestment will be at the fair market value on the date that the distribution otherwise would have been paid. Dividend equivalent rights may be settled in cash or Common Stock or a combination of the two, in a single installment or installments, all determined in the sole discretion of the Compensation Committee. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, unless such settlement would cause an award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code. Such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. A dividend equivalent right granted as a component of another award may also contain terms and conditions different from such other award.
Cash Awards. The Compensation Committee may also award cash-based awards under the Amended 2011 Plan.
Performance Awards
Overview. The right of a participant to exercise or receive a grant or settlement of any performance-based award, and the timing of such right, may be subject to such corporate or individual performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any award subject to performance conditions, subject to certain limitations with respect to awards intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (“Qualified Performance-Based Awards”).
The Compensation Committee would exclusively use one or more of the business criteria listed above under the heading “Section 162(m) Performance Measures” in establishing performance goals for Qualified Performance-Based Awards. Such criteria may be based on the Company, on a consolidated basis, or based on specified subsidiaries or business units of the Company (except with respect to total shareholder return and earnings per share (“EPS”) criteria). Business criteria may be measured on an absolute basis or on a relative basis (in other words, performance relative to peer companies) and on a GAAP or non-GAAP basis. The performance goals for such Qualified Performance-Based Awards will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Compensation Committee, subject to the applicable provisions of the Amended 2011 Plan. Such performance goals will be objective and will otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Compensation Committee resulting in the achievement of performance goals is “substantially uncertain.” The Compensation Committee may determine that such Qualified Performance-Based Awards will be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Qualified Performance-Based Awards. Performance goals may differ for Qualified Performance-Based Awards granted to any one participant or to different participants.
The Compensation Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Qualified Performance-Based Awards. The Compensation Committee will specify in the award agreement the circumstances in which such Qualified Performance-Based Awards will be paid or forfeited in the event of termination of service by the participant prior to the end of a performance period or settlement of Qualified Performance-Based Awards. However, except in the case of death or disability of a participant, a Qualified Performance-Based Award will not be earned and paid until after (1) expiration of the applicable performance period and attainment of the applicable performance goals, and (2) certification by the Compensation Committee that the performance goals and any other material terms of the Qualified Performance-Based Award have been attained or satisfied. In the case of death or disability of a participant, the Compensation Committee may determine that the performance goals will be deemed to have been satisfied on terms determined by the Compensation Committee. In the case of awards that are paid and settled other than in Common Stock, where the amount or value of the payment is not determined by reference to the value of the Common Stock to which the awards relate, the amount paid to any participant during any calendar year in settlement of any such award will not exceed $6,000,000.
Changes in Stock. In general, if the number of outstanding shares of Common Stock is increased or decreased or the Common Stock is changed into or exchanged for a different number or kind of stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such Common Stock effected without receipt of consideration by the Company, the number and kinds of shares of Common Stock for which grants of stock options and other awards may be made under the Amended 2011 Plan (including the individual limits) will be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares of Common Stock for which awards are outstanding will be adjusted proportionately and accordingly so that the proportionate interest of the participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding stock options or stock appreciation rights will not change the aggregate exercise price or base price payable with respect to Common Stock subject to the unexercised portion of an outstanding stock option or stock appreciation right, as applicable, but will include a corresponding proportionate adjustment in the exercise price or base price per share. The conversion of any convertible securities of the Company will not be treated as an increase in shares of Common Stock effected without receipt of consideration. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a nonextraordinary dividend payable in cash or in shares of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (1) the number and kind of shares of Common Stock subject to outstanding awards under the Amended 2011 Plan and/or (2) the exercise price of outstanding stock options and stock appreciation rights to reflect such distribution. All adjustments as described in this paragraph will comply with Section 409A, 162(m), 422 and 424 of the Code.
Adjustments. Additional adjustment provisions apply under the Amended 2011 Plan in certain other events as described in the Amended 2011 Plan, including for certain reorganizations or mergers in which the Company is the surviving entity and certain other corporate transactions specified in the Amended 2011 Plan. Adjustments related to Common Stock or other securities of the Company will be made by the Compensation Committee, whose determination in that respect will be final, binding, and conclusive. No fractional shares of Common Stock or other securities will be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment will be eliminated in each case by rounding down to the nearest whole share. The Compensation Committee will determine the effect of certain corporate transactions on awards under the Amended 2011 Plan other than stock options, stock appreciation rights, restricted stock, and restricted stock units and such effect will be set forth in the appropriate award agreement. The Compensation Committee may provide in the award agreements at the date of grant, or any time thereafter with the consent of the participant, for different treatment to apply to an award.
Withholding Taxes. The Company or one of its subsidiaries or affiliates, as the case may be, will have the right to deduct from payments of any kind otherwise due to a participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any Common Stock upon the exercise of a stock option or pursuant to an award or otherwise. Alternatively, at the time of such vesting, lapse, or exercise, the participant will pay to the Company or one of its subsidiaries or affiliates, as the case may be, any amount that the Company or one of its subsidiaries or affiliates may reasonably determine to be necessary to satisfy such withholding obligation. The Company may elect to, or may cause a Subsidiary or Affiliate, to withhold Stock otherwise issuable to the participant in satisfaction of a participant’s withholding obligations at the statutory minimum withholding rate. Subject to the prior approval of the Company, the participant may elect to satisfy such obligations, in whole or in part, by delivering to the Company or one of its subsidiaries or affiliates Common Stock already owned by the participant, which Common Stock, if acquired from the Company, will have been held for at least six months at the time of tender. Any Common Stock so delivered or withheld will have an aggregate fair market value equal to such withholding obligations at the statutory minimum withholding rate. The fair market value of the Common Stock used to satisfy such withholding obligation will be determined by the Company as of the date that the amount of tax to be withheld is to be determined.
Amendment or Termination of the Plan. The Board may amend, suspend, or terminate the Amended 2011 Plan at any time as to any Common Stock as to which awards have not been made. However, no amendment may adversely impair the rights of participants with respect to outstanding awards, except in order to comply with Section 409A of the Code. Further, unless terminated earlier, the Amended 2011 Plan will terminate ten years after its effective date (which was the date of the 2011 annual meeting of shareholders). The termination of the Amended 2011 Plan will not affect any award outstanding on the date of such termination. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules, regulations or stock exchange listing requirements.
U.S. Federal Income Tax Consequences
The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended 2011 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended 2011 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local, or foreign tax consequences.
Tax Consequences to Participants.
Non-qualified Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified option is granted; (2) at the time of exercise of a non-qualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem stock appreciation right or a free-standing stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. Any subsequent transfer of unrestricted shares of common stock or cash in satisfaction of such award will generally result in the recipient recognizing ordinary income at the time of transfer, in an amount equal to the aggregate amount of cash and the fair market value of the unrestricted shares of common stock received over the amount paid, if any, by the participant, and the capital gains/loss holding period for such shares will also commence on such date.
Performance-Based Awards such as Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.
Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the grantee pursuant to the award.
Unrestricted Stock. Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the stock on the date of the award, reduced by the amount, if any, paid for such stock.
Tax Consequences to the Company and Its Subsidiaries.
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Amended 2011 Plan, such as time-vested restricted stock and restricted stock units, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

New Plan Benefits
It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended 2011 Plan because the grant and actual settlement of awards under the Amended 2011 Plan are subject to the discretion of the plan administrators.
Vote Required for Re-Approval
The re-approval of the material terms for “qualified performance-based compensation” under the Amended 2011 Plan for purposes of Section 162(m) of the Code requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the re-approval of the material terms for “qualified performance-based compensation” under the Amended 2011 Plan for purposes of Section 162(m) of the Code, unless specified otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

•	each person known by us to beneficially own more than 5% of the Common Stock;

•	each of the Company’s Directors and Director nominees;

•	each of the NEOs; and

•	all of the Company’s Directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 45,481,265 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
FMR LLC(1)	5,639,194	12.4%
245 Summer Street, Boston, Massachusetts 02210
Wellington Management Group LLP(2)	4,309,586	9.5%
280 Congress Street, Boston, Massachusetts 02210
Champlain Investment Partners, LLC(3)	3,292,305	7.2%
180 Battery Street, Burlington, Vermont 05401
The Vanguard Group(4)	2,982,467	6.6%
100 Vanguard Blvd, Malvern, Pennsylvania 19355
BlackRock, Inc.(5)	2,399,560	5.3%
55 East 52nd Street, New York, New York 10055
First Manhattan Co.(6)	2,267,976	5.0%
399 Park Avenue, New York, New York, 10022
Marshall A. Cohen(7)(8)	4,005	—%
Richard M. Gabrys(7)(8)	50,998	—%
Nancy S. Gougarty(7)(8)	2,976	—%
Colin E. Hindman(7)(8)	22,017	—%
Eugene A. Miller(7)(8)	69,626	—%
Herbert K. Parker(7)(8)	6,505	—%
Joshua A. Sherbin(7)(8)	63,242	—%
Nick L. Stanage(7)(8)	6,981	—%
Daniel P. Tredwell(7)(8)	10,429	—%
Samuel Valenti III(7)(8)	17,387	—%
David M. Wathen(7)(8)(9)	569,733	1.3%
Robert J. Zalupski(7)(8)	87,799	—%
A. Mark Zeffiro(7)(8)	13,814	—%
All executive officers and directors as a group (13 persons)(7)(8)	925,512	2.0%
________________________________________

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC. As of December 31, 2015, FMR LLC had sole voting power with respect to 169,751 shares of Common Stock and sole dispositive power with respect to 5,639,194 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (“Wellington”). As of December 31, 2015, Wellington had shared voting power with respect to 3,356,952 shares of Common Stock and share dispositive power with respect to 4,309,586 shares of Common Stock.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on March 17, 2016 by Champlain Investment Partners, LLC (“Champlain Investment”). As of December 31, 2015, Champlain Investment had sole voting power with respect to 2,342,360 shares of Common Stock and sole dispositive power with respect to 3,292,305 shares of Common Stock.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. (“Vanguard Group”). As of December 31, 2015, Vanguard Group had sole voting power with respect to 60,219 shares of Common Stock, sole dispositive power with respect to 2,921,548 shares of Common Stock and shared dispositive power with respect to 60,919 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 56,919 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 7,300 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. (“BlackRock”). As of December 31, 2015 BlackRock had sole voting power with respect to 2,297,103 shares of Common Stock and sole dispositive power with respect to 2,399,560 shares of Common Stock.

(6)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 12, 2016 by First Manhattan Co. (“First Manhattan”). As of December 31, 2015, First Manhattan had sole voting power with respect to 322,245 shares of Common Stock, sole dispositive power with respect to 322,425 shares of Common Stock, shared voting power with respect to 1,834,351 shares of Common Stock and shared dispositive power with respect to 1,945,551 shares of Common Stock.

(7)
Set forth in the table includes options to purchase shares granted under the Company’s 2002 Long Term Equity Incentive Plan and 2006 Plan, that are currently exercisable, and restricted shares of Common Stock, awarded under the Amended 2011 Plan. See below for further detail.

	Cohen	Gabrys	Gougarty	Hindman	Miller	Parker	Sherbin	Stanage	Tredwell	Valenti	Wathen	Zalupski	Zeffiro
Stock Options	—	29,611	—	—	28,427	—	—	—	—	—	78,965	38,827	—
Restricted Shares	—	—	—	1,020	—	—	3,085	—	—	—	14,304	1,062	—

(8)	Except for Mr. Wathen, each director and NEO owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.

(9)	Mr. Wathen has an outstanding pledge of up to 200,000 shares of Common Stock, which is equivalent to less than 1% of the shares of Common Stock outstanding.
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(a)	Weighted-average exercise price of outstanding options, warrants and rights(2)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)) (c)
Equity compensation plans approved by security holders	1,492,560	$4.84	1,419,862
Equity compensation plans not approved by security holders	—	—	—
________________________________________

(1)	The number of shares reported may overstate dilution due to the inclusion of performance-based awards.

(2)	Restricted stock units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(3)
As of December 31, 2015, includes 367,329 shares available for future issuance under the 2006 Plan and 1,052,533 shares available for future issuance under the Amended 2011 Plan. Number of shares available for future issuance assumes target achievement for all existing performance-based awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and greater than 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers, and greater than 10% shareholders regarding the necessity of filing reports. We believe that all of our officers, directors, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2015 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	63	Director, President and Chief Executive Officer
Robert J. Zalupski	57	Chief Financial Officer
Joshua A. Sherbin	53	Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary
Colin E. Hindman	42	Vice President, Human Resources

David M Wathen. Business experience provided under “Director and Director Nominees.”

Robert J. Zalupski. Mr. Zalupski was appointed the Company’s chief financial officer in January 2015. Previously, he served as vice president, finance and treasurer of the Company since 2003 and assumed responsibility for corporate development in March 2010. He joined the Company as director of finance and treasury in 2002, prior to which he worked in the Detroit office of Arthur Andersen. From 1996 through 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense, and automotive industries. Prior to 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

Joshua A. Sherbin. Mr. Sherbin was appointed the Company’s general counsel and corporate secretary in 2005, vice president and chief compliance officer in May 2008, and senior vice president in March 2016. Prior to joining the Company, he was employed as the North American corporate counsel and corporate secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was senior counsel, assistant corporate secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

Colin E. Hindman. Mr. Hindman has been with TriMas since 2002 and was appointed vice president of human resources in February 2010. In August 2008, Mr. Hindman was appointed group HR director and from 2002 to 2007, Mr. Hindman served in a variety of management positions within TriMas’ human resource departments. Prior to joining TriMas, Mr. Hindman held human resource management positions from 1996 to 2002 within Dana Corporation, a manufacturer of automotive product solutions, and Wabash Technologies, a manufacturer of sensors, actuators and assemblies.

TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval, or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships, or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board must properly notify the President and Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.

It is also the Company’s policy, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval, and ratification of transactions with related parties.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the executive compensation program in place at the Company for our Named Executive Officers (“NEOs”) for 2015, which NEOs are:

(1)	David M. Wathen - President and Chief Executive Officer;

(2)	Robert J. Zalupski - Chief Financial Officer;

(3)	Joshua A. Sherbin - Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary;

(4)	Colin E. Hindman - Vice President, Human Resources; and

(5)
A. Mark Zeffiro - Former Executive Vice President and Chief Financial Officer until January 11, 2015. From January 12, 2015 until Mr. Zeffiro’s departure from the Company effective upon the Spin Off of the Cequent Americas and Cequent APEA segments (collectively “Cequent”) on June 30, 2015, Mr. Zeffiro was the Executive Vice President - Cequent.

Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

•	Our compensation philosophy and objectives for our NEOs in 2015;

•	The respective roles of our Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant and management in the 2015 executive compensation process;

•	The key components of our 2015 executive compensation program and the successes and achievements our program is designed to reward;

•	How the decisions we made in the 2015 executive compensation process align with our executive compensation philosophy and objectives; and

•	How our NEOs’ 2015 compensation aligned with both our financial and operational performance and our shareholders’ long-term investment interests.
2015 Executive Summary
Philosophy and Objectives of Executive Compensation Program
Our executive compensation philosophy is to employ programs that help attract and retain key leaders, motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions, and reward financial and operating achievement by delivering pay that varies appropriately with the actual performance results achieved. Our objectives are to align our executives’ compensation interests with the investment interests of our shareholders, and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its philosophy and objectives by establishing performance criteria for its executive officers and by linking compensation to financial performance goals.

2015 Financial Highlights

2015 was a year of significant change across TriMas. Our actions taken during the year demonstrated our efforts to continuously improve our Company, as we invested in many growth and productivity programs, and completed the Spin Off of our Cequent businesses. Despite these positive initiatives, we faced a weak macroeconomic environment, most notably in our energy-facing and industrial end markets, as well as the unfavorable impact of currency exchange. We initiated cost-cutting and restructuring efforts across all of our businesses to help mitigate the end market pressures and drive increased margin expansion, and in turn, provide a better return on investment.
During 2015, the management team built the foundation for success, as detailed below:

•	Achieved sales growth in our strategic platforms of Packaging and Aerospace as a result of our organic initiatives and recent acquisitions, excluding the unfavorable impact of currency exchange;

•
Proactively reduced costs in our energy-facing businesses which were impacted by reduced sales related to lower oil-related activity, mitigating an approximately 60% top-line decline at Arrow Engine to generate positive operating profit for the year;

•
Implemented a financial improvement plan in September 2015, as the economy and industrial end markets weakened, to mitigate the impact of macroeconomic weakness with targeted cost actions expected to yield approximately $22 million of annual run-rate savings;

•
Decreased total debt 33.5% to $419.6 million as of December 31, 2015, as compared to $630.8 million as of December 31, 2014. We ended 2015 with $126.9 million of cash and aggregate availability under our revolving credit and accounts receivable facilities;

•	Generated $62.5 million of cash flow from operating activities, and continued to invest in capital growth and productivity programs;

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add additional capacity and enhance customer service;

•	Executed on reorganization and integration initiatives in Packaging and Aerospace, our highest margin segments, to drive future growth and margin expansion;

•	Completed the tax-free Spin Off of the Cequent businesses to TriMas' shareholders as a newly formed company, Horizon; and

•
Authorized a share repurchase program that enables the Company to purchase up to $50 million of its outstanding common stock, providing another capital allocation alternative and reflecting our commitment to enhancing shareholder value.

While the tactics we employ may differ between years, our strategic priorities remain consistent: generating profitable growth, enhancing profit margins, optimizing capital and resource allocation, and striving to be a great place for our employees to work. We believe the actions taken by our Company in 2015 will drive long-term growth and earnings expansion.

Executive Compensation Best Practices
Below we highlight certain executive compensation practices that support the needs of our business, drive performance, and align with our shareholders’ long-term interests. A summary of what we do and do not do in that regard follows.
Effective Corporate Governance Reinforces Our Compensation Program

	WHAT WE DO		WHAT WE DON’T DO
✓
Pay for Performance - We tie pay to performance. The majority of NEO pay is not guaranteed but is generally conditioned upon the achievement of pre-determined financial goals related to corporate and business unit performance.
		✗	No Employment Contracts - We do not have employment contracts with our NEOs.
✓	Mitigate Undue Risk - Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	✗	No Excise Tax Gross-Ups Upon Change-of- Control - We do not provide for excise tax gross-ups on change-of-control payments.
✓	Reasonable Executive Severance/Change-of-Control Benefits - Our post-employment and change-of-control severance benefits are designed to be consistent with competitive market practice.	✗
No Repricing Underwater Stock Options or Stock Appreciation Rights Without Shareholder Approval - We do not permit underwater stock options or stock appreciation rights to be repriced without shareholder approval.

✓	Share Ownership Guidelines - Our guidelines for stock ownership align executives’ interests with those of our shareholders. Each NEO has exceeded this stock ownership requirement.	✗
No Hedging Transactions or Short Sales Permitted and Restrictions on Pledging - Our policies prohibit executives, including the NEOs, and directors from engaging in hedging or short sales and limit executives, including NEOs, and directors from pledging with respect to the Company’s Common Stock.

✓
Regular Review of Share Utilization - We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.

✓
Review Tally Sheets - The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.

✓
Double Trigger Change-of-Control Severance Benefits - Our Executive Severance/Change-of-Control Policy provides for payment of cash severance and vesting of equity awards after a change-of-control only if an executive experiences a qualifying termination of employment within a limited period following the change-of-control.

✓	Independent Compensation Consulting Firm - The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

Summary of Key Compensation Decisions and Outcomes for 2015
The key decisions the Committee made for 2015 are summarized below and discussed in greater detail in the remainder of this CD&A:

Base Salary Adjustments
The Committee approved base salary adjustments for two of our NEOs, in one case consistent with general market movement and in the other case reflective of a promotion to a new position.

Short-Term Incentive Program
Company-Wide:

•
For fiscal year 2015, the short-term incentive program (“STI”) for our NEOs was subject to initial funding based on achievement of a threshold level of recurring operating profit. In connection with that requirement, two separate underlying performance periods were used as a result of the Spin Off for the NEOs’ STI. The Committee approved the January 1, 2015 to June 30, 2015 underlying STI measures and weighting to increase focus on margin expansion. Specifically, the Committee removed EPS and separated sales and operating profit margin into two standalone measures. The Committee set the following underlying performance measures and weightings for the first half of the year: sales at 30%, operating profit margin at 40%, and cash flow at 30%. The Committee approved the July 1, 2015 to December 31, 2015 underlying STI measures and weightings to incent achievement of an EPS target, increased free cash flow and cost savings as part of the financial improvement plan. Under the July to December STI period, a qualifying EPS threshold had to be reached for a payout to occur under the other measures for that period. Subject to achieving this EPS threshold, the other underlying performance measures and weightings for the second half of the year were set as follows: cash flow at 30% and cost reductions at 70%.

•
The target incentive award percentages for Messrs. Wathen, Sherbin, and Hindman remained the same as in 2014. Mr. Zalupski’s target incentive award percentage increased as a result of his promotion to CFO.

•
Based on Company-wide 2015 performance, the initial funding threshold was satisfied. The first half 2015 STI payout was 55% of target, the second half 2015 STI payout was 28.5% of target, and the full 2015 STI payout was 83.5% of target, with incentive payouts being made in early 2016.

Cequent:

•
For fiscal year 2015, subject to initial funding based on achievement of threshold recurring operating profit, the Committee approved the Cequent business unit STI measures and weightings to increase the focus of Mr. Zeffiro (the only NEO subject to Cequent STI measures and weightings) on margin expansion. The Committee approved the following performance measures and weightings for Mr. Zeffiro: sales at 20%, gross profit margin at 30%, operating profit at 30%, and cash flow at 20%.

•	The target incentive award percentage for Mr. Zeffiro remained the same as in 2014.

•
The first half 2015 STI attainment was 40% of target and based on the Spin Off and Mr. Zeffiro’s employment with Horizon, a separate publicly traded entity, effective June 30, 2015, he did not receive a second-half STI from the Company.

Short-Term Incentive Compensation to Equity

•
Amounts earned by the NEOs were paid 80% in cash, with the remaining 20% paid in restricted stock units that vest on the one-year anniversary of the grant date. This program feature has been in place since 2010 and is reviewed annually to ensure it continues to be a valuable tool for the Committee to help promote retention as well as the alignment of executives’ compensation interests with the investment interests of our shareholders.

Long-Term Incentive Program
Treatment of Equity-Based Compensation in the Spin Off
Each outstanding TriMas equity incentive award (other than performance stock units) held by a Company employee as of the Spin Off was generally adjusted to retain, immediately after the Spin Off, the intrinsic value that it had immediately prior to the Spin Off. Each outstanding equity incentive award (other than performance stock units) held by Mr. Zeffiro was generally adjusted into an award of the same type covering Horizon common stock, but retained immediately after the Spin Off the same intrinsic value that it had immediately prior to the Spin Off. In each case, such adjustment was accomplished by adjusting the number of shares subject to the award (and, in the case of stock options, the applicable exercise price). Generally, such awards remained subject to substantially the same terms and conditions after the Spin Off as the terms and conditions that applied prior to the Spin Off.

Performance stock units were equitably adjusted in accordance with the terms of the Company’s equity plans so that, generally, the awards retained immediately after the Spin Off, in the aggregate, had the same intrinsic value that the awards had immediately prior to the Spin Off. Specific treatment was dependent upon the year in which the performance stock units were originally granted, whether the holder of such awards was originally considered a Company “covered employee” for purposes of Section 162(m) of the Code and whether the holder of such awards continued employment with the Company or Horizon as further described below under “2015 Long-Term Incentives.”

2015 Long-Term Incentives
In 2015, the Committee granted performance stock units (“PSUs”) and service-based restricted stock units (“RSUs”) to most of the NEOs (Mr. Zeffiro received only RSUs based on his departure from the Company in connection with the Spin Off). Except for Mr. Zeffiro, each NEO’s total long-term incentive (“LTI”) target award value was allocated equally between these vehicles, and all awards earned are settled in shares (Horizon shares in the case of Mr. Zeffiro based on the equitable adjustment made to his awards in connection with the Spin Off).

•
The 2013 to 2015 PSU cycle was completed at the end of 2015. Based on performance results for the two metrics of EPS and cash flow generation, awards were earned at 50.0% of target, except with respect to Mr. Zeffiro, whose 2013 PSU award was equitably adjusted so that it was scored as of the date of the Spin Off and converted into service-based Horizon restricted stock unit awards that generally vested in full on March 1, 2016, as further described below.

•
As required by the Employee Matters Agreement entered into with Horizon in connection with the Spin Off, the Committee equitably adjusted the 2014 to 2016 PSU awards by scoring them as of the effective date of the Spin Off. Based on performance results for the two metrics of EPS and Return on Invested Capital (“ROIC”), the Committee approved the achievement of the metrics applicable to the 2014 to 2016 PSU cycle at 30.0% of target. The number of PSUs earned based on such level of achievement was pro-rated for each participant based on the percentage of the performance period completed as of the date of the Spin Off, and then converted into a service-based restricted stock unit award that will generally vest in full on March 5, 2017, subject only to continued employment until such date.

•
In February 2015, the Committee approved RSU awards to the NEOs, which RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award. Mr. Zeffiro’s 2015 RSU award was equitably adjusted into a Horizon restricted stock unit award in connection with the Spin Off.

•
In September 2015, the Committee granted two separate PSU awards, with one subject to a performance period of 16 months (the balance of the 2014-2016 PSU plan), and one subject to a performance period of 28 months (reflecting the balance of the 2015-2017 PSU plan). These PSU awards were each subject to relative total shareholder return performance measures, as further described below.

Compensation Risk Assessment
In August 2014, the Committee requested that Meridian Compensation Partners, LLC, the Committee’s independent compensation consultant (“Meridian”), conduct an extensive review of the Company’s employee compensation programs. Based on this review, Meridian concluded that the Company’s employee compensation programs are unlikely to incent unnecessary risk-taking, and the Committee and the Company’s management agree with this assessment. The Committee together with Meridian reviewed and updated the previously performed risk assessment in 2015 and affirmed the analysis undertaken in 2014.

Results and Consideration of 2014 Shareholder Say-on-Pay Vote
The Company conducts its “Say on Pay” votes every three years. At the annual meeting of shareholders held on May 8, 2014, over 99% of the shareholders who voted on or abstained with respect to the triennial “Say-on-Pay” proposal approved the compensation of our then-NEOs.
In light of this vote outcome, which was considered by the Committee in its first meeting following the 2014 annual meeting, as well as the Committee’s ongoing program evaluation, the Committee views its 2015 decisions regarding various aspects of the compensation program as consistent with the overall philosophy and structure of the program that has been supported by our shareholders. As a result, the Committee did not make any changes to the executive compensation program for 2015 that were based specifically on the results of our 2014 Say-on-Pay vote.
A majority of the shareholders who voted on the frequency for future “Say-on-Pay” votes at the 2011 annual meeting of shareholders approved triennial advisory Say-on-Pay votes. In alignment with the shareholder recommendation, an advisory vote on the Company’s NEO compensation is submitted to shareholders for vote at every third annual meeting; the next advisory Say-on-Pay vote is expected to be held in 2017, at which time we also expect to hold the next required vote on the frequency of future Say-on-Pay votes.
2015 Executive Compensation Program Description
Overview of Key 2015 Program Elements
Each year, our Committee works closely with the Company’s leadership team to refine our executive compensation program, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.

The percentage of total compensation that is performance-based (as opposed to fixed) increases as an executive’s responsibility increases. The Committee believes that the portion of an officer’s total compensation that is dependent on performance results achieved should increase commensurate with position level and accountability.
The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized in the following chart:

Principal 2015 Compensation Elements
	Element	Description	Performance Consideration	Primary Objectives
Fixed	Base Salary	Fixed compensation component payable in cash, reviewed annually and subject to adjustment	Based on level of responsibility, experience, knowledge, and individual performance	Attract and retain
Variable	Short-Term Incentive Plan	Short-term incentive payable on performance against annually established goals, and paid in cash and equity (20% of award paid in restricted stock units, subject to one-year vesting)	Measured by corporate and business unit performance oriented towards short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests, as well as retention due to the one-year vesting requirement on the equity award
Variable	Long-Term Incentive Plan	Equity based awards include restricted stock units and performance stock units	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests, and promote achievement of longer-term financial and strategic objectives
Fixed	Retirement and Welfare Benefits	Retirement plans, health care and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Fixed	Perquisites - Flexible Cash Allowance and Executive Physicals	Quarterly fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain
Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and approve Mr. Wathen’s compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including Mr. Wathen and other NEOs. See “Summary of Key Compensation Decisions and Outcomes for 2015” for a summary of Committee decisions and outcomes.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, Mr. Wathen provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. For 2015, Mr. Zalupski also provided input and analysis regarding financial and operating results. Mr. Hindman, our Vice President, Human Resources, regularly works with the Committee chair to prepare materials for Committee discussions and presents management’s recommendations regarding program changes.
The Committee carefully considers management’s input, but is not bound by their recommendations in making its final pay program decisions.
Independent Compensation Committee Consultant
Meridian, as the Committee’s external executive compensation consulting firm, is retained by and reports directly to the Committee.
Use of an outside consultant is an important component of our compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session, and consult with the members as required to provide input with regard to Mr. Wathen’s compensation based on the Committee’s assessment of his performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. The Committee has been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the chair of the Committee. The Committee has assessed the independence of Meridian, as required under NASDAQ listing rules.
During 2015, Meridian consulted regarding the Company’s compensation analysis for the NEOs. Meridian also provided information on market trends and developments in executive compensation practices, conducted a market analysis of peer group compensation levels to enable the Committee to generally confirm that the Company’s executive compensation structure is commensurate with the executive officers’ responsibilities as well as appropriately competitive, prepared a pay and performance comparison for Mr. Wathen, updated its 2014 risk assessment of the Company’s executive compensation programs, provided input on our proxy statement and CD&A, provided an analysis of the historical performance of our peers, reviewed the design of incentives and other programs in place at our peers, consulted regarding the compensation considerations of the Spin Off, and provided input on topics to be included in the Committee’s annual calendar.
The Role of Compensation Benchmarking Peer Group Assessment and Use of Survey Data
In its annual review of the appropriateness of our peer group, the Committee concluded no changes were necessary for 2015.
The peer group includes companies in the same or similar Global Industry Classification Standard categories as the Company (Industrial Machinery) that are roughly comparable to the Company in revenue, which for the Company in 2014 was $1.5 billion (generally, peer group company 2014 revenue ranged from one-half to three times the Company’s 2014 revenue). This group also includes companies against which the Company competes for customers, market share, and talent.
The majority of our NEOs are benchmarked solely against peer group data. However, the Company uses published survey data for select executive positions. For 2015, our Vice President, Human Resources, was benchmarked against other top human resource executives in similarly-sized manufacturing organizations as reported in AonHewitt’s executive compensation survey. Data was provided by AonHewitt to Meridian and reviewed by the Committee in approving the Vice President, Human Resources’ 2015 pay level. For purposes of these evaluations, it was the survey results themselves, and not the identities of the particular entities surveyed, that were material.
The following table identifies the companies in our peer group for 2014 and 2015:

COMPANY PEER
Actuant Corporation	Flowserve Corporation
AMETEK, Inc.	GenCorp Inc.
Aptar Group Inc.	Graco Inc.
Barnes Group Inc.	Greif, Inc.
Carlisle Companies Incorporated	IDEX Corporation
Chart Industries, Inc.	Roper Industries, Inc.
Colfax Corporation	Silgan Holdings Inc.
Crane Co.	SPX Corporation
Donaldson Company, Inc.	Stoneridge, Inc.
Drew Industries Incorporated	TransDigm Group Incorporated
Ducommun Incorporated	Wabash National Corporation
EnPro Industries, Inc.	Woodward, Inc.
Pay for Performance

A meaningful percentage of each NEO’s target total direct compensation is variable, consisting of STI awards and LTI awards. The actual amounts realized from the incentive awards depend on performance results, consistent with our belief that a substantial percentage of each NEO’s compensation should be tied to Company and/or business unit performance. The chart below reflects information for all reported NEOs, except for Mr. Zeffiro due to his Spin Off-related departure from the Company. The mix of target compensation for 2015 for Mr. Wathen and the average for the other NEOs are as follows:
Analysis of Key 2015 Compensation Components and Decisions
The Committee continues to believe that reviewing market benchmark pay data is an important element in ensuring that the overall executive compensation program remains competitive. For 2015, the Committee’s initial objective was to set target compensation levels for each of the NEOs at the size-adjusted market median, with an opportunity to earn above market STI and LTI awards if shareholders received above market returns. However, the Committee did not rigidly rely on this market data, but considered other factors such as overall Company and individual performance, tenure in current role, increasing complexities in certain businesses due to geographic, product, and acquisition expansion, general business conditions, and the goals of retaining and motivating leadership talent when determining final target pay.
Based on competitive market data provided by Meridian, the Committee made compensation decisions for 2015 that resulted in positioning relative to the benchmark group market median as indicated in the following table. For this analysis, we consider the target compensation that is within plus or minus 10% of the market median as approximating the median, or “AM.” Generally, compensation decisions for Messrs. Wathen, Sherbin, and Hindman were within this range.
Further explanation is provided below for the compensation decisions outside of the AM range for Messrs. Zalupski and Zeffiro.

Named Executive Officer	Base Salary	Target Short-term Incentive	Target Long-term Incentive	Target Total Compensation	Rationale/Considerations
Mr. Zalupski	AM	(15)%	(23)%	(17)%	Target STI and LTI for Mr. Zalupski were positioned slightly below market median reflecting his recent promotion to the CFO position.
Mr. Zeffiro	N/A	N/A	N/A	N/A	The Committee did not consider changes to the components of Mr. Zeffiro’s pay in 2015 due to his departure from the Company in connection with the Spin Off.
Description of the material elements of our 2015 executive compensation program are provided in the following paragraphs.
2015 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the peer companies. We believe that providing competitive salaries is key to our ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to the Company’s NEOs. In doing so, it considers several factors such as individual responsibilities, Company and individual performance, experience, and alignment with market levels.
Based on the foregoing considerations, the Committee approved the following salary adjustments for 2015 for our NEOs:

NEO	Base Salary Rate as of January 1, 2015	Base Salary Rate effective June 30, 2015	% Increase
Mr. Wathen	$742,700	$765,000	3.0%
Mr. Zalupski	$298,700	$375,000	25.5%
Mr. Sherbin	$400,400	$400,400	—%
Mr. Hindman	$298,200	$298,200	—%
Mr. Zeffiro(1)	$474,600	$474,600	—%

(1)    Mr. Zeffiro was not considered for a salary adjustment in 2015 due to his departure in connection with the Spin Off.

With respect to 2015, Mr. Wathen received an increase in base pay consistent with general market movement and Mr. Zalupski received an increase in base pay in connection with his promotion to CFO.
2015 Short-Term Incentive Compensation Plan
The goal of the STI Plan is to support our overall business objectives by aligning corporate and business unit performance with the goals of shareholders and focusing attention on the key measures of success. The STI is designed to accomplish this goal by providing the opportunity for additional cash and stock-based rewards when pre-established performance goals are achieved. The STI also plays a key role in ensuring that our annual cash compensation opportunities remain competitive. The STI awards are provided under the Amended 2011 Plan, and for the NEOs were initially funded for 2015 based on our achievement of a threshold level of $78.4 million in recurring operating profit. For these purposes, recurring operating profit refers to earnings before interest, taxes, and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructurings, cost savings projects, and asset impairments. For 2015, our actual recurring operating profit achievement was $101.7 million, and thus the NEOs’ 2015 STI awards were initially funded at 200% of target opportunities, subject to reduction to final payout levels as explained further below.
Target awards. Each of our NEOs has a target STI opportunity for the plan year that is expressed as a percentage of base salary. Target awards for 2015 are shown in the following chart:

NEO	Target STI Amount	Target Award as Percent of Salary
Mr. Wathen	$860,600	112.5%
Mr. Zalupski	225,000	60.0%
Mr. Sherbin	240,300	60.0%
Mr. Hindman	149,100	50.0%
Mr. Zeffiro	356,000	75.0%
With respect to 2015, Mr. Zalupski received an increase in STI target (of approximately 50% from $149,400 in 2014) in connection with his promotion to CFO.
Depending on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 200%.
Consistent with the current program design, all STI participants, including the NEOs, whose target awards exceed $20,000, receive 80% of any earned award in cash and the remaining 20% in the form of restricted stock units that vest one year from the grant date, generally subject to the participant’s continued employment. The number of restricted stock units granted is based on the award value divided by the closing share price on the date of the restricted stock unit grant.
Performance Measures. The STI measures, in terms of underlying goals, Company-wide financial performance indicators to determine final STI earned by participants with Company-wide responsibilities, including Messrs. Wathen, Zalupski, Sherbin, and Hindman.
Each year, the Committee approves the specific performance metrics for that year’s program, and their relative weightings based on the importance of each applicable measure to the Company for the fiscal year. If the designated target level for each performance metric is attained, the STI award will pay out at 100% for the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within a matrix, with the distance between the milestones pre-determined depending on the respective metric.
Due to the Spin Off, two separate underlying performance periods were used to determine final 2015 STI payouts for the NEOs. The first-half STI performance period began January 1, 2015 and ended June 30, 2015 (“First-Half STI”), the period prior to the Spin Off, with underlying targets for identified performance measures on a Company-wide basis. At the end of the First-Half STI performance period, the Company measured performance for the period ended June 30, 2015. For the second-half STI performance period, which began July 1, 2015 and ended December 31, 2015 (“Second-Half STI”), the Committee established underlying performance measures and targets on a Company-wide basis, excluding the businesses subject to the Spin Off.
Company-Wide First-Half STI Performance Measures. The following underlying performance metrics were selected for the First-Half STI for employees with Company-wide responsibility, including Messrs. Wathen, Zalupski, Sherbin, and Hindman.

•
Sales - 30%. This metric provides for rewards based on the Company’s consolidated level of net sales volume achieved. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Operating Profit Margin - 40%. This measure rewards based on performance in recurring operating profit as a percent of sales (operating margin). Recurring operating profit means earnings before interest, taxes, and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage our costs throughout the business cycle.

•
Cash Flow - 30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest, and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

For the First-Half STI, the specific underlying performance goals and actual achievements were as follows:

Metric		Threshold	Target	Maximum	Actual First Half 2015 Results	Weighting	Payout %
Sales	Performance Goal	$713.4 million in sales	$792.7 million in sales	$832.3 million in sales	$749.9 million in sales	30%	18.0%
	Payout as % of Target	40%	100%	200%	60%
Operating Profit	Performance Goal	8.42% in operating profit	9.92% in operating profit	10.42% in operating profit	9.46% in operating profit	40%	32.0%
	Payout as % of Target	40%	100%	200%	80%
Cash Flow	Performance Goal	($61.0) million cash flow	($43.1) million cash flow	($25.2) million cash flow	($10.4) million cash flow	30%	60.0%
	Payout as % of Target	40%	100%	200%	200%

Based on the payout percentages, attainment on a full-year basis equated to 110% and gave rise to payout of 55% for the First-Half STI performance measures.

Company-Wide Second-Half STI Performance Measures. The following underlying performance metrics were selected for the Second-Half STI for employees with Company-wide responsibility, including Messrs. Wathen, Zalupski, Sherbin, and Hindman.

•
EPS - Target of $1.20 EPS must be met to earn payout eligibility. EPS is the diluted EPS, from continuing operations, as reported in the Company’s publicly filed reports, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects, and asset impairments. EPS is viewed by our shareholders as a key measure of overall profitability.

•
Cash Flow - 30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, (4) downward for capital expenditures, cash interest, and cash taxes, and (5) downward for cash-based non-recurring charges for business restructuring and cost savings projects where the expense was incurred but the cash payment was yet to be made. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

•
Cost Reductions - 70%. As announced on September 9, 2015, a broadly focused financial improvement plan was established to improve the Company’s profitability, cash flow conversion and operational efficiency, and deliver increased shareholder value. Cost reductions represent the expected full run-rate savings for actions executed by December 31, 2015.

As noted above, a qualifying EPS threshold of $1.20 was required to be reached for a payout to occur under the other measurements. The actual EPS result for 2015 was $1.29.

For the Second-Half STI, the specific performance goals and actual achievements were as follows:

Metric (1)		Threshold	Target	Maximum	Actual 2015 Results	Weighting	Payout %
Cash Flow	Performance Goal	$45.0 million cash flow	$50.0 million cash flow	$55.0 million cash flow	$50.8 million cash flow	30%	15.0%
	Payout as % of Target	40%	50%	60%	50%
Cost Reductions	Performance Goal	$12.0 million cost reduction	$13.0 million cost reduction	$14.0 million cost reduction	$15.1 million cost reduction	70%	42.0%
	Payout as % of Target	40%	50%	60%	60%

(1)	Cash flow represents full year 2015 amounts from continuing operations. Cost reductions represent annual run rate savings resulting from actions completed by December 31, 2015.

Based on payout percentages, attainment on a full-year basis equated to 57% and gave rise to payout of 28.5% for the Second-Half STI performance measures, which combined with the First-Half STI payout of 55% to result in a full-year payout of 83.5%.
Cequent Performance Measures. For 2015, the STI payment for Mr. Zeffiro was based on the following underlying Cequent performance measures for the first six months of the year prior to the Spin Off. This approach focused Mr. Zeffiro on optimizing the performance of Cequent rather than on overall Company-wide performance.

•
Sales - 20%. This metric provides for rewards based on performance in Cequent’s consolidated level of net sales volume achieved. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Gross Profit - 30%. This measure provides for rewards based on performance in recurring gross profit as a percent of net sales (gross margin). Recurring gross profit means net trade sales (excluding intercompany sales) less cost of sales (bonus expense included in the calculation of cost of sales is excluded) and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments.

•
Operating Profit Margin - 30%. This measure rewards based on performance in recurring operating profit as a percent of sales (operating margin). Recurring operating profit means earnings before interest, taxes, bonus expense, and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments.

•
Cash Flow - 20%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest, and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

Mr. Zeffiro began employment with Horizon as of the Spin Off. For the Company’s purposes, his 2015 STI award continued to be subject to the underlying STI performance measures outlined above, but the ultimate achievement of those performance measures was determined by Horizon’s compensation committee based on performance for the entire 2015 calendar year. At this time, the Committee does not have visibility to Cequent/Horizon performance or achievement of the identified metrics for full-year 2015.

For 2015, the specific pre-Spin Off performance goals and actual achievements for Cequent were as follows:

Metric		Threshold	Target	Maximum	Actual First Half 2015 Results	Weighting	Payout %
Sales	Performance Goal	$307.0 million in sales	$323.2 million in sales	$355.5 million in sales	$300.9 million in sales	20%	0%
	Payout as % of Target	40%	100%	200%	0%
Cash Flow	Performance Goal	($21.5) million cash flow	($19.6) million cash flow	($15.7) million cash flow	($9.3) million cash flow	20%	40%
	Payout as % of Target	40%	100%	200%	200%
Gross Profit Margin	Performance Goal	25.91% margin	27.11% margin	28.11% margin	25.04% margin	30%	0%
	Payout as % of Target	20%	100%	200%	0%
Operating Profit	Performance Goal	9.39% operating profit	10.14% operating profit	11.14% operating profit	7.62 % operating profit	30%	0%
	Payout as % of Target	60%	100%	200%	0%

Award Determination and Payouts. In February of each year, the Committee determines the degree to which the underlying STI goals for the prior year were achieved, which actual results are highlighted in the tables above. As a result, our NEOs earned the following full-year STI payouts for 2015 performance:

NEO	Target Award as Percent of Base Salary	Target Short-Term Incentive Amounts	Actual Short-Term Incentive Award Earned	Short-Term Incentive Payout as % of Total Target Award	Short-Term Incentive Earned and Paid in Cash(1)	Short-Term Incentive Earned and Paid in Restricted Stock Units in March 2015 (1)
Mr. Wathen	112.5%	$860,600	$718,601	83.5%	$574,881	$143,720
Mr. Zalupski	60.0%	225,000	187,875	83.5%	150,300	37,575
Mr. Sherbin	60.0%	240,300	200,651	83.5%	160,520	40,131
Mr. Hindman	50.0%	149,100	124,499	83.5%	99,599	24,900
Mr. Zeffiro(2)	75.0%	356,000	71,200	40.0%	N/A	N/A

(1)	Amounts earned by the NEOs are paid 80% in cash, with the remaining 20% paid in restricted stock units that vest on the one-year anniversary of the grant date.

(2)
Mr. Zeffiro left the Company effective June 30, 2015 in connection with the Spin Off. Mr. Zeffiro earned $71,200 based on First-Half STI performance measured at Spin Off. Because the performance measures tied to his STI are based on the Cequent/Horizon financial results for full-year 2015 and were ultimately evaluated by Horizon’s compensation committee, no second-half STI performance or full-year payout information is available for Mr. Zeffiro.

Long-Term Incentive Program
We have historically maintained three operational equity incentive plans, referred to as the Company’s 2002 Long-Term Equity Incentive Plan, the Company’s 2006 Long-Term Equity Incentive Plan, and the Amended 2011 Plan (these last two plans, collectively, the “Equity Plans”). The Equity Plans allow for grants to employees, directors, and consultants of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, or performance-based awards.
Our long-term equity program is designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders.
Under the 2015 LTI Award Program, the Committee granted to certain of our NEOs PSUs and to all of our NEOs RSUs, which as applicable align with market trends and provide an effective means of linking pay with achievement of our ongoing business strategy of maximizing Company performance to deliver value to our shareholders. Due to the Spin Off, the Committee determined it appropriate not to grant the PSU awards until the conclusion of the Spin Off so that performance measures could be set with targets inclusive of the entire Company, without reference to Cequent operations. As a result, Mr. Zeffiro did not receive a PSU grant in 2015.

2015 Long-Term Incentive Awards
Under the 2015 Long-Term Incentive Award Program (“2015 LTI”), equity awards were granted to our NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The 2015 LTI award sizes as a percentage of each NEO’s base salary were as follows:

NEO	2015 LTI Award as a % of June 30, 2015 Base Salary
Mr. Wathen	350%
Mr. Zalupski	150%
Mr. Sherbin	150%
Mr. Hindman	80%
Mr. Zeffiro	175%

As discussed above, in determining the total value of the 2015 LTI award opportunity for each executive, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization. With respect to 2015, Mr. Wathen’s LTI target increased from 325% to 350%, Mr. Sherbin’s LTI target increased from 130% to 150%, and Mr. Hindman’s LTI target increased from 60% to 80%; in each case intended to position LTI closer to the market median for each respective position. Mr. Zalupski’s LTI target increased from 60% to 150% in connection with his promotion to CFO.
Awards under the 2015 LTI consist of PSUs and RSUs (except with respect to Mr. Zeffiro, who received only RSUs, as noted above), which were designed to be settled in shares, with each vehicle accounting for 50% of the overall 2015 LTI target award value (and RSUs accounting for 100% of Mr. Zeffiro’s overall 2015 LTI target award value).
The approved target 2015 LTI grants for our NEOs are as follows:

Name	RSUs ($ Value)	2015-2017 Cycle PSUs ($ Value)	2015-2016 Cycle PSUs ($ Value)
Mr. Wathen	$1,338,991	$1,338,807	$603,452
Mr. Zalupski	281,362	281,305	44,807
Mr. Sherbin	300,339	300,304	130,162
Mr. Hindman	119,307	119,301	43,014
Mr. Zeffiro	415,351	N/A	N/A

The dollar values listed in the above chart for the RSUs were converted into a number of units based on the closing stock price on February 27, 2015 and the PSUs were converted into a number of units based on the closing stock price on September 10, 2015.

The 2015 RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award.
The two 2015 PSU awards were designed to be earned based on the achievement of specific performance measures over periods of twenty-eight months (the “2015-2017 Cycle”) and sixteen months (the “2015-2016 Cycle”), respectively. For each of the 2015-2016 Cycle (which began on September 10, 2015 and ends on December 31, 2016) and the 2015-2017 Cycle (which began on September 10, 2015 and ends on December 31, 2017), the PSU award is earned based on the achievement of a specified Relative Total Shareholder Return (“RTSR”) percentile rank during the applicable performance period. The Committee approved RTSR as the performance measure and the use of the S&P SmallCap 600 Capped Industrials index as the peer group for the performance measurement comparison, as outlined in the table below. If, upon the conclusion of the performance period, RTSR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded down to the nearest whole number of PSUs) earned.

Performance Level	Relative Total Shareholder Return	Target PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%

Based on the degree to which the performance goals are met, any PSUs earned for the 2015-2016 Cycle vest in 2017, and any PSUs earned from the 2015-2017 Cycle vest in 2018.

As further described above, the 2014 PSU awards and Mr. Zeffiro’s 2013 PSU award were equitably adjusted by the Company in accordance with the terms of the Company's Equity Plans into RSUs of the Company or Horizon, as applicable, so that, generally, the awards retained, in the aggregate, the same intrinsic value that the awards had immediately prior to the Spin Off. For the NEOs other than Mr. Zeffiro, the 2013 PSU awards were equitably adjusted by the Company in accordance with the terms of the Company’s Equity Plans, but remained PSU awards, so that, generally, the awards retained, in the aggregate, the same intrinsic value that the awards had immediately prior to the Spin Off, as further discussed below.

2013 PSU Grant (2013 to 2015 Performance Period) - Results

The following is provided to describe the performance goals for the 2013 PSU awards, the actual results relative to such performance goals, and how the Company calculated the payout amount for each PSU award, including given the equitable adjustments in connection with the Spin Off. As an initial matter, the 2013 PSUs were designed for the NEOs to be initially funded based on our achievement of a threshold level of $86.3 million in recurring operating profit. For 2013 to 2015, our actual recurring operating profit achievement was $101.7 million, and thus the NEOs’ 2013 PSU awards were initially funded at 200% of target opportunities, subject to reduction to final payout levels as explained further below.
The 2013 PSU award opportunities provided to the NEOs in 2013 represented performance based opportunities allocating 75% to EPS growth and 25% to cash generation as a percentage of recurring net income from January 1, 2013 to December 31, 2015. Overall achievement could vary from 12.5% of the target award (assuming threshold performance) to 237.5% of the target award (assuming maximum performance), with no award earned if performance fell below threshold levels. However, in connection with the Spin Off, the relative achievement of the performance measures was evaluated as of the date of the Spin Off, rather than at the end of the original performance period.
The threshold, target, and maximum growth rates (with resulting EPS amounts), achieved growth rates (with resulting EPS amounts), and resulting percentage of target award achieved for each portion of the PSU awards are summarized in the following tables:

	Actual Results	Attainment	Weighting	Total
EPS Growth	1.7%	—%	75.0%	—%
Cash Generation	84.7%	200.0%	25.0%	50.0%
Total Payout				50.0%

	Threshold		Target		Maximum
	EPS Growth Rate	Cash Generation Rate	EPS Growth Rate	Cash Generation Rate	EPS Growth Rate	Cash Generation Rate	% of Target Achieved
1/1/2013 - 6/30/2015 Performance	4.0%	16.0%	15.0%	34.0%	24.0%	47.0%	50.0%
The achieved EPS growth rate and cash conversion percentage reported above were calculated with adjustments for acquisitions, divestitures, severance, business restructuring costs, debt refinancing, expected seasonality, and equity offering dilution pursuant to the terms of the Equity Plans and as approved by the Committee.
For the NEOs other than Mr. Zeffiro, performance results were calculated at the conclusion of the performance period (December 31, 2015), with payout amounts determined mathematically by multiplying the number of units per the target award for each NEO times the percent of target achieved (50.0%). Although our achievement of recurring operating profit initially funded these awards at 200%, the Committee utilized negative discretion based on the EPS and cash generation results through June 30, 2015 (the time of the Spin Off) so that the NEOs other than Mr. Zeffiro received 2013 PSU award payouts commensurate with the payouts for the Company’s other remaining employees. The 2013 PSU awards were settled in shares in early 2016.

For Mr. Zeffiro, performance results were calculated as of the date of the Spin Off, rather than at the end of the original performance period. The resulting PSUs earned were converted into RSUs covering Horizon common stock, which RSUs vested on March 1, 2016. This and other adjustments are further described above under the heading “Treatment of Equity-Based Compensation in the Spin Off.”
2014 PSU Grant (2014 to 2015 Performance Period)
The following is provided to describe the performance goals for the 2014 PSU awards, the actual results relative to such performance goals, and how the Company calculated the payout amount for each PSU award.

The 2014 PSU award opportunities provided to the NEOs in 2014 represented performance based opportunities allocating 75% to EPS growth and 25% to ROIC for January 1, 2014 to December 31, 2016. Overall achievement could vary from 7.5% of the target award (assuming threshold performance) to 237.5% of the target award (assuming maximum performance), with no award earned if performance fell below threshold levels. However, in connection with the Spin Off, the relative achievement of the performance measures was evaluated as of the date of the Spin Off, rather than at the end of the original performance period.

The threshold, target, and maximum growth rates (with resulting EPS amounts), achieved ROIC, and resulting percentage of target award achieved for each portion of the PSU awards are summarized in the following tables:

	Results Achieved	Attainment	Weighting	Total
EPS Growth	6.3%	40.0%	75.0%	30.0%
ROIC	9.0%	—%	25.0%	—%
Total Payout				30.0%

	Threshold		Target		Maximum
	EPS Growth Rate	ROIC	EPS Growth Rate	ROIC	EPS Growth Rate	ROIC	% of Target Achieved
1/1/2014 - 6/30/2015 Performance	4.0%	12.3%	15.0%	14.5%	24.0%	17.9%	30.0%
The achieved growth rates and resulting EPS amounts reported above were calculated with adjustments for acquisitions, divestitures, severance, business restructuring costs, debt refinancing, expected seasonality, and equity offering dilution pursuant to the terms of the Equity Plans and as approved by the Committee.
After performance results were determined through the date of the Spin Off, the earned 2014 PSUs held by each NEO other than Mr. Zeffiro were converted into RSUs that generally vest in full on March 5, 2017, subject to continued employment through such date. However, because Mr. Zeffiro began employment with Horizon as of the Spin Off, his earned PSUs were converted into RSUs covering Horizon common stock, on substantially the same terms as the awards for the other NEOs. For additional information regarding this and other adjustments, see the discussion above under the heading “Treatment of Equity-Based Compensation in the Spin Off.”
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in the Company’s retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life, and accidental death and dismemberment insurance programs. These retirement benefits are designed to reward continued employment with the Company and assist participants with financial preparation for retirement.
The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants’ permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Company’s quarterly contribution component of its retirement program, the Company contributes to the employee’s plan account an amount determined as a percentage of the employee’s base pay upon an employee’s eligibility following one year of employment. The percentage is based on the employee’s age and for salaried employees ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. For 2015, Messrs. Wathen, Zalupski, and Sherbin received 4.5%, Mr. Hindman received 3.0% and Mr. Zeffiro received 4.0% until his June 30, 2015 departure from the Company.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective January 9, 2013, the Company began funding a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant’s account at the end of each quarter with the amount determined as a fixed percentage of the employee’s eligible compensation. The percentage is based on the employee’s age on the date of original participation in the plan (6.0% for Mr. Wathen, 4.0% for Messrs. Zalupski and Sherbin, and 2.0% for Mr. Hindman). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company’s contributions occurs upon attainment of retirement age or death. Mr. Zeffiro received contributions equal to 4.0% of his eligible compensation until his June 30, 2015 departure from the Company in connection with the Spin Off.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers, including our NEOs, in the form of Company contributions which would have been payable under the quarterly contribution component of the Company’s tax-qualified retirement plan, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s age.
The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. Employees eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program, certain executives receive a quarterly cash allowance in lieu of other Company-provided perquisites including supplemental universal life insurance, automobile allowance, private club membership, and tax reimbursements. Eligibility for the cash allowances, and the amounts, are periodically reviewed by the Committee.
For the fiscal year 2015, the NEOs received the following cash allowances:

•	Messrs. Wathen, Zalupski, Sherbin, and Hindman - $55,000; and

•	Mr. Zeffiro received $27,500 for his service with the Company through June 30, 2015.

The Company continues to make executive physical examinations available to its officers. Finally, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). See footnote four to the 2015 Summary Compensation table below for more information about our NEOs who utilized this perquisite in 2015.
Change-of-Control and Severance-Based Compensation
The NEOs are covered by the Company’s Severance Policy (“Severance Policy”), the operation of which is described in further detail below under “Post-Employment Compensation.” In general, the Severance Policy provides that the Company will make severance payments to a covered executive if his or her employment is terminated under certain qualifying circumstances. The Severance Policy does not provide for any excise tax gross-ups; however, it provides for payments otherwise due upon a change-of-control to be reduced to ensure that none are subject to the golden parachute excise tax. The Severance Policy provides important financial protection to the named participants in exchange for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and a requirement that an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Compensation Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments.
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance maximizing shareholder value creation, maintaining a strong pay for performance relationship, and providing for business risk mitigation. The Committee and management believe that the Company maintains appropriate compensation policies and practices, and that they do not give rise to risks that are reasonably likely to have a material adverse effect on the Company or encourage excessive risk taking. The Committee notes the employee compensation program includes a number of risk mitigation strategies, as detailed in the following chart:

COMPENSATION PRACTICE	RISK MITIGATION FACTORS

Short-Term Incentive Compensation
Multiple Performance Metrics.  The short-term incentive plan uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Award Cap.  STI awards payable to any individual are capped at 200% of the target award.

Clawback Provision.  Our clawback policy allows us to recapture STI awards from certain executives, including NEOs, in certain situations, including restatement of financial results.

Management Processes.  Board and management processes are in place to oversee risk associated with the STI plan, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board, Audit Committee, and our internal management disclosure committee.

Long-Term Incentive Compensation
Stock Ownership Guidelines.  We have stock ownership requirements consistent with market norms for certain executives, including NEOs.

Award Cap.  LTI awards payable to any individual are capped.

Retention of Shares.  With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Pledging Restriction Policy.  See discussion below regarding our anti-hedging and short sale/restricted pledging policies.

Clawback Provision.  Our clawback policy permits the Committee to recoup or rescind equity awards to certain executives, including NEOs, under the LTI plan under certain situations, including restatement of financial results.

Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives.
The impact of federal tax laws on the Company’s compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. While we believe it is in the Company’s and its shareholders’ best interests to have the ability to potentially grant qualified performance-based compensation for purposes of Section 162(m) of the Code under the Company’s executive compensation program, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.
The Committee’s award of short- and long-term incentives may require achievement of threshold performance metrics. The actual amount to be paid to an NEO in respect to such an incentive award may be determined in accordance with the negative discretion of the Committee, based on its assessment of overall performance results. Although the Committee may take actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Likewise, the impact of Section 409A of the Code is taken into account, and the Company’s executive plans and programs are designed to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Stock Ownership Guidelines for Executives
To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

Mr. Wathen	5x
Messrs. Zalupski and Sherbin	3x
Mr. Hindman	2x
As of December 31, 2015, all of the NEOs were in compliance with the stock ownership guidelines then applicable to them (excluding Mr. Zeffiro due to his departure from the Company in connection with the Spin Off). New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the year, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines as long as the executive continues to hold at least the number of shares the executive held as of the measurement date until the guideline ownership is again achieved.
The following equity holdings count towards satisfaction of the guidelines:

•	Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

•	Time-vesting restricted stock or restricted stock units, whether vested or not; and

•	Vested, in-the-money stock options.
Prior to attaining sufficient shares to satisfy the guidelines, an executive must hold at least 50% of the shares acquired by him or her upon the:

•	Vesting of restricted stock;

•	Exercise of a stock option;

•	Exercise of a stock appreciation right;

•	Payout of a restricted stock unit in shares; and

•	Payout (in shares) of any other equity award.
in each case reduced first by:

•	any shares of Common Stock retained by the Company to satisfy any portion of tax withholding requirements attributable to such events;

•	any shares of Common Stock tendered by the executive to pay any portion of the exercise price of a stock option; and

•
if any portion of the taxes due in connection with such events or the exercise price of options are satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive’s compensation or payments otherwise due, the number of shares of Common Stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the Common Stock on the vesting or exercise date, as applicable.

The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Anti-Hedging and Short Sale/Restricted Pledging Policies
The Company’s anti-hedging policy prohibits our directors, and executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds. The policy also prohibits our directors and executives from engaging in short sales related to the Common Stock. Under the policy, directors and executives may pledge shares of Common Stock on a limited basis, provided that, among other things, (a) any pledge is approved in advance by our Chief Executive Officer and General Counsel (or by the Governance and Nominating Committee in the case of a pledge by our Chief Executive Officer or General Counsel), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines and (c) the sum of (i) the aggregate number of shares of Common Stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in our Common Stock for the preceding 30-day period.
Recoupment Policy
In 2009, the Committee implemented a recoupment (or clawback) policy subjecting incentive compensation and grants under the Equity Plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company’s recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of TriMas Corporation has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in the 2016 Proxy Statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2015.
The undersigned members of the Compensation Committee have submitted this report to the Board.

The Compensation Committee Eugene A. Miller, Chair Marshall A. Cohen Richard M. Gabrys Nancy S. Gougarty Herbert K. Parker Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

2015 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by the NEOs in 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
David M. Wathen, CEO	2015	753,850	—	3,424,970	574,881	—	164,151	4,917,852
(Principal Executive Officer)	2014	731,850	—	2,543,485	518,740	—	163,636	3,957,711
	2013	710,500	165,000	2,227,673	546,424	—	151,909	3,801,506

Robert J. Zalupski, CFO	2015	372,065	—	645,049	150,300	—	90,714	1,258,128
	2014	294,350	—	202,399	92,748	—	85,755	675,252

Joshua A. Sherbin	2015	400,400	—	770,936	160,520	—	94,869	1,426,725
General Counsel	2014	396,450	—	557,923	149,178	—	97,663	1,201,214
	2013	392,500	45,000	530,280	158,633	—	93,381	1,219,794

Colin E. Hindman	2015	298,200	—	306,522	99,599	—	74,138	778,459
VP, Human Resources

A. Mark Zeffiro, former CFO and	2015	240,951	—	415,351	71,200	—	52,027	779,529
Executive Vice President - Cequent (5)	2014	467,650	—	885,907	221,005	—	107,062	1,681,624
(former principal financial officer)	2013	445,600	70,000	864,451	232,729	—	105,898	1,718,678
_____________________________________

(1)
All awards in this column for 2015 relate to restricted stock units (including performance stock units) granted under the Amended 2011 Plan that are calculated in accordance with FASB ASC, Topic 718, “Stock Compensation.” This column includes compensation for performance stock units based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant. Included in this amount is the full value of the 20% of 2015 STI amounts earned and required to be paid in restricted stock units, with the number of shares determined based on the Company’s closing stock price as of March 1, 2016.

(2)
On March 1, 2015, each NEO received time-based restricted stock units which vest ratably over a three year period. On September 10, 2015, each NEO received two separate performance-based awards which cliff-vest after 16 and 28 months, respectively and are subject to a targeted achievement of Relative Total Shareholder Return over the performance periods. Maximum fair values for all performance-based awards granted in 2015 were $3,884,517 for Mr. Wathen, $652,224 for Mr. Zalupski, $860,931 for Mr. Sherbin, and $324,629 for Mr. Hindman (Mr. Zeffiro received only RSUs based on his departure from the Company in connection with the Spin Off). Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 200% of target award.

(3)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2015 STI (except in the case of Mr. Zeffiro, as explained above) were approved by the Committee on February 24, 2016. Amount consists of the portion of the award paid in cash (or earned, in the case of Mr. Zeffiro). For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2015” table.

(4)
In 2015, includes perquisite allowance, Company contributions to retirement and 401(k) plans, and personal use of corporate aircraft. Specifically, in 2015, Messrs. Wathen, Zalupski, Sherbin, and Hindman, each received a perquisite allowance of $55,000, and Mr. Zeffiro received a perquisite allowance of $27,500. Company contributions during 2015 into the retirement and 401(k) plans were $84,359 for Mr. Wathen, $35,714 for Mr. Zalupski, $39,869 for Mr. Sherbin, $19,138 for Mr. Hindman, and $24,527 for Mr. Zeffiro. See “Compensation Components-Benefit and Retirement Programs.” In addition, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is estimated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, on-board catering, landing/ramp fees, and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of aircraft, are excluded. For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income. Mr. Wathen incurred $24,792 of personal use of Company aircraft during 2015. Where such use includes the NEO’s spouse accompanying him, the Company has determined that there was no incremental cost for the spouse’s presence on such flights.

(5)	Mr. Zeffiro resigned his position of Executive Vice President - Cequent, effective June 30, 2015.

Grants of Plan-Based Awards in 2015
The following table provides information about the awards granted to the NEOs in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(7)		Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)(6)	Threshold ($/#)	Target ($/#)	Maximum ($/#)(6)		Closing Price on Grant Date ($/share)(7)
David M. Wathen	First-half STI/Cash(1)		41,309	344,240	688,480	—	—	—	—	—	—
	First-half STI/RSU(2)		—	—	—	10,327	86,060	172,120	—	—	86,060
	Second-half STI/Cash(1)		41,309	344,240	688,480	—	—	—	—	—	—
	Second-half STI/RSU(2)		—	—	—	10,327	86,060	172,120	—	—	86,060
	Restricted Stock Unit(3)	3/1/2015	—	—	—	—	—	—	53,624	24.97	1,338,991
	Performance Stock Unit(4)	9/10/2015	—	—	—	—	77,657	155,314	—	17.24	1,338,807
	Performance Stock Unit(5)	9/10/2015	—	—	—	—	35,003	70,006	—	17.24	603,452

Robert J. Zalupski	First-half STI/Cash(1)		10,800	90,000	180,000	—	—	—	—	—	—
	First-half STI/RSU(2)		—	—	—	2,700	22,500	45,000	—	—	22,500
	Second-half STI/Cash(1)		10,800	90,000	180,000	—	—	—	—	—	—
	Second-half STI/RSU(2)		—	—	—	2,700	22,500	45,000	—	—	—
	Restricted Stock Unit(3)	3/1/2015	—	—	—	—	—	—	11,268	24.97	281,362
	Performance Stock Unit(4)	9/10/2015	—	—	—	—	16,317	32,634	—	17.24	281,305
	Performance Stock Unit(5)	9/10/2015	—	—	—	—	2,599	5,198	—	17.24	44,807

Joshua A. Sherbin	First-half STI/Cash(1)		11,534	96,120	192,240	—	—	—	—	—	—
	First-half STI/RSU(2)		—	—	—	2,884	24,030	48,060	—	—	24,030
	Second-half STI/Cash(1)		11,534	96,120	192,240	—	—	—	—	—	—
	Second-half STI/RSU(2)		—	—	—	2,884	24,030	48,060	—	—	—
	Restricted Stock Unit(3)	3/1/2015	—	—	—	—	—	—	12,028	24.97	300,339
	Performance Stock Unit(4)	9/10/2015	—	—	—	—	17,419	34,838	—	17.24	300,304
	Performance Stock Unit(5)	9/10/2015	—	—	—	—	7,550	15,100	—	17.24	130,162

Colin E. Hindman	First-half STI/Cash(1)		7,157	59,640	119,280	—	—	—	—	—	—
	First-half STI/RSU(2)		—	—	—	1,789	14,910	29,820	—	—	14,910
	Second-half STI/Cash(1)		7,157	59,640	119,280	—	—	—	—	—	—
	Second-half STI/RSU(2)					1,789	14,910	29,820	—	—	—
	Restricted Stock Unit(3)	3/1/2015	—	—	—	—	—	—	4,778	24.97	119,307
	Performance Stock Unit(4)	9/10/2015	—	—	—	—	6,920	13,840	—	17.24	119,301
	Performance Stock Unit(5)	9/10/2015	—	—	—	—	2,495	4,990	—	17.24	43,014

A. Mark Zeffiro	First-half STI/Cash(1)		11,392	142,400	284,800	—	—	—	—	—	—
	First-half STI/RSU(2)		—	—	—	2,848	35,600	71,200	—	—	35,600
	Restricted Stock Unit(3)	3/1/2015	—	—	—	—	—	—	16,634	24.97	415,351

_________________________________

(1)
The amounts above in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2015. Because each NEO is required to receive 20% of his award in restricted stock units, which vest on the first anniversary of the payment of the cash portion, the above figures include only 80% of the threshold, target, and maximum awards pursuant to the STI. Upon approval of the total STI award by the Committee, 80% of the award value would be paid in cash while 20% would be awarded in restricted stock units based on the Company’s then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric. The actual cash payout for 2015 for the cash portion of the NEOs’ STI awards is disclosed in the 2015 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)
The amounts above in the Estimated Future Payouts Under Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2015. Because each NEO is required to receive 20% of his award in restricted stock units which vest on the first anniversary of the payment of the cash portion, the above figures include only 20% of the threshold, target, and maximum awards pursuant to the STI. Upon approval of the total STI award by the Committee, 20% of the award value would be awarded in restricted stock units based on the Company’s then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric. The grant date fair value, determined in accordance with FASB ASC, Topic 718, based on probable outcome for the equity portion of the NEOs’ STI awards are disclosed in the 2015 Summary Compensation Table under the Stock Awards column.

(3)	On March 1, 2015, each NEO received time-based restricted stock units under the Amended 2011 Plan which vest ratably over a three year period.

(4)
On September 10, 2015, each NEO received performance-based awards under the Amended 2011 Plan which vest after a 28-month performance period (2015-2017 Cycle) and are subject to a targeted relative total shareholder return over the performance period. Attainment of these awards can vary from 0% if the lowest milestone is attained to a maximum of 200% of the target award.

(5)
On September 10, 2015, each NEO received performance-based awards under the Amended 2011 Plan which vest after a 16-month performance period (2015-2016 Cycle) and are subject to a targeted relative total shareholder return over the performance period. Attainment of these awards can vary from 0% if the lowest milestone is attained to a maximum of 200% of the target award.

(6)	Due to Committee action on Second-Half STI, maximum cash and RSU payments were effectively capped at 60% of target.

(7)	Share amounts have been adjusted via anti-dilution provisions of the Amended 2011 Plan in connection with the Spin Off.
For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2015 table, please refer to the “Compensation Components” section of the CD&A.
Outstanding Equity Awards at Fiscal Year End for 2015
The following table summarizes the outstanding equity awards to the NEOs as of December 31, 2015:

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	1/13/09	78,965	—	1.17	1/13/2019	—	—	—	—
	3/1/13 (4)	—	—	—	—	14,416	268,858	43,248	806,575
	3/5/14 (5)	—	—	—	—	6,437	120,050
	3/5/14 (6)	—	—	—	—	28,608	533,539
	3/1/15 (7)	—	—	—	—	5,194	96,868
	3/1/15 (8)	—	—	—	—	53,624	1,000,088
	9/10/15 (9)	—	—	—	—			35,003	652,806
	9/10/15 (10)	—	—	—	—			77,657	1,448,303

Robert J. Zalupski	7/1/06	38,827	—	19.42	7/1/2016	—	—	—	—
	3/1/13 (4)	—	—	—	—	1,200	22,380	3,598	67,103
	3/5/14 (5)	—	—	—	—	478	8,915
	3/5/14 (6)	—	—	—	—	2,124	39,613
	3/1/15 (7)	—	—	—	—	928	17,307
	3/1/15 (8)	—	—	—	—	11,268	210,148
	9/10/15 (9)	—	—	—	—			2,599	48,471
	9/10/15 (10)	—	—	—	—			16,317	304,312

Joshua A. Sherbin	3/1/13 (4)	—	—	—	—	3,382	63,074	10,147	189,242
	3/5/14 (5)	—	—	—	—	6,170	115,071
	3/5/14 (6)	—	—	—	—	1,389	25,905
	3/1/15 (7)	—	—	—	—	1,494	27,863
	3/1/15 (8)	—	—	—	—	12,028	224,322
	9/10/15 (9)	—	—	—	—			7,550	140,808
	9/10/15 (10)	—	—	—	—			17,419	324,864

Colin E. Hindman	3/1/13 (4)	—	—	—	—	1,047	19,527	3,140	58,561
	3/5/14 (5)	—	—	—	—	2,040	38,046
	3/5/14 (6)	—	—	—	—	459	8,560
	3/1/15 (7)	—	—	—	—	891	16,617
	3/1/15 (8)	—	—	—	—	4,778	89,110
	9/10/15 (9)	—	—	—	—			2,495	46,532
	9/10/15 (10)	—	—	—	—			6,920	129,058

A. Mark Zeffiro(11)	—	—	—	—	—	—	—	—	—

________________________________________

(1)	Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vested over a period of three to seven years. All stock options are currently vested.

(2)	All awards in this column relate to restricted stock, restricted stock units, and performance stock unit grants awarded under the Amended 2011 Plan.

(3)	The market value is based on the stock price as of December 31, 2015 ($18.65) multiplied by the number of share or unit awards granted.

(4)
Each NEO received a restricted stock and a performance stock unit award as a part of the Company’s 2013 LTI awards. Restricted stock vests ratably over a three year period while the performance stock units cliff vest after three years and are subject to a targeted EPS and cumulative cash flow levels being attained.

(5)	Each NEO received a restricted stock award as a part of the Company’s 2014 LTI awards. Restricted stock vests ratably over a three year period.

(6)
Each NEO received a performance stock unit award as a part of the Company’s 2014 LTI awards. The performance stock units performance was measured as of June 30, 2015 based on targeted EPS and cumulative cash flow levels being attained at 30%, and such awards were converted into time-based restricted stock units which vest on March 5, 2017.

(7)
On March 1, 2015, each NEO received a restricted stock unit award related to the 20% of the 2014 STI award that was required to be received in restricted stock units. The number of units was determined based on the Company's closing stock price as of the grant date. The restricted stock units vest one year from date of the grant.

(8)
On March 1, 2015, each NEO received a restricted stock unit award as part of the Company’s 2015 LTI awards. See the “Grants of Plan-Based Awards in 2015” table for details on the grants, including vesting terms.

(9)
On September 10, 2015, each NEO other than Mr. Zeffiro received a performance stock unit award as part of the Company’s 2015 LTI awards (2015-2016 Cycle). See the “Grants of Plan-Based Awards in 2015” table for details on the grants, including vesting terms.

(10)
On September 10, 2015, each NEO other than Mr. Zeffiro received a performance stock unit award as part of the Company’s 2015 LTI awards (2015-2017 Cycle). See the “Grants of Plan-Based Awards in 2015” table for details on the grants, including vesting terms.

(11)
In connection with the Spin Off, Mr. Zeffiro's outstanding equity-based awards were adjusted into awards covering Horizon common stock, as further described above under "Treatment of Equity-Based Compensation in the Spin Off."

Option Exercises and Stock Vested in 2015
The following table provides information on stock options and restricted stock that vested or were exercised, as applicable, in 2015 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David M. Wathen	—	—	81,962	1,993,503
Robert J. Zalupski	—	—	8,724	208,830
Joshua A. Sherbin	—	—	22,583	548,978
Colin E. Hindman	—	—	5,349	133,761
A. Mark Zeffiro	—	—	28,799	719,913
________________________________________

(1)
Calculated by multiplying the number of shares acquired times the closing price of Common Stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2015 Non-Qualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement plans for the NEOs in 2015:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David M. Wathen	—	66,599	(3,478)	—	444,213
Robert J. Zalupski	—	15,881	2,849	—	202,118
Joshua A. Sherbin	—	22,109	(5,121)	—	272,093
Colin E. Hindman	—	5,226	(168)	—	5,070
A. Mark Zeffiro	—	14,603	6,370	—	186,656
________________________________________

(1)
Represents the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2015 Summary Compensation Table.

(2)	None of these amounts are reported in the 2015 Summary Compensation Table.

(3)	A portion of the amounts reported for our NEOs in this column have been previously reported in Summary Compensation Tables included in this and prior years' proxy statements.

Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time. For further information regarding the Executive Retirement Program, see “Compensation Discussion and Analysis - Executive Retirement Program.”
Post-Employment Compensation
The Company maintains the revised Severance Policy, approved by the Committee in August 2013. The Severance Policy applies to the Company’s executives identified by the Committee, including the NEOs. Each participant is designated by the Compensation Committee as either a Tier I, Tier II, or Tier III participant upon becoming eligible for the Severance Policy. The Severance Policy provides that the Company will make severance payments to an executive if his or her employment is terminated under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which reduces the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Code.
If the Company terminates the employment of Mr. Wathen (Tier I participant) for any reason other than for cause, disability, or death (cause and disability as defined in the Severance Policy), or if he terminates his employment for good reason (as defined in the Severance Policy), the Company will provide him with two years’ annual base salary (generally paid in equal installments over two years), STI payments equal to two years’ payout at his target level in effect on the date of termination (generally paid in equal installments over two years), accrued but unpaid base salary and unused vacation, any STI payment that has been declared for him but not paid, his pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance, immediate vesting upon the termination date of certain time-based vesting equity awards under the 2002 and 2006 Long-Term Equity Plans and a pro rata portion of time-based vesting equity awards granted on or after March 2, 2013 (and certain performance equity awards based on actual performance) under all equity plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. Mr. Wathen’s termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.
If the Company terminates the employment of any other participating NEO (excluding Mr. Wathen) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year’s annual base salary (generally paid in equal installments over one year), STI payments equal to one year’s payout at his or her target level in effect on the date of termination (generally paid in equal installments over one year), any STI payment that has been declared for the executive but not paid, his or her pro-rated STI for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of certain time-based vesting equity awards under the 2002 and 2006 Long-Term Equity Plans and a pro rata portion of time-based vesting equity awards granted on or after March 2, 2013 (and certain performance equity awards based on actual performance) under all equity plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.
In the case of any participating executive’s voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation (and, in the case of voluntary termination, any STI payment that has been declared for the executive but not paid). All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the accrued but unpaid base salary as of the date of death, and accrued but unpaid STI compensation and fully vests all of the executive’s outstanding equity awards including performance-based equity awards at the target performance level. Other than continued participation in the Company’s medical benefit plan for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments and fully vests all of the executive’s outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of any Tier I or grandfathered Tier II participating executive’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an STI payment equal to three years’ payout at his or her target level in effect at the date of termination, any STI payment that has been declared for the executive but not paid, his or her pro-rated STI payout for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of all unvested and outstanding time-

based vesting equity awards, immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
In the case of a qualifying termination of any Tier II participating executive’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 24 months of his or her base salary rate in effect at the date of termination, an STI payment equal to two years’ payout at his or her target level in effect at the date of termination, any STI payment that has been declared for the executive but not paid, his or her pro-rated STI payout for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, executive level outplacement services for up to 24 months, and continued medical benefits for up to 24 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the Severance Policy, “Change-of-Control” shall be deemed to have occurred upon the first of the following events to occur:
(i) any Person (as defined in the Severance Policy) is or becomes the Beneficial Owner (as defined in the Severance Policy), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined in the Severance Policy)) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below;
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Company’s Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii) there is consummated a merger, consolidation, wind-up, reorganization, or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (a) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (b) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s shareholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (a) at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (b) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (a) a “Change-of-Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (b) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change-of-Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change-of-Control.

In addition, the Severance Policy states that in return for these benefits, each executive covered under the Severance Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
The Severance Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected executive.
Potential Payments Upon Termination or Change-of-Control as of December 31, 2015
The following table estimates the potential executive benefits and payments due to Mr. Wathen and other NEOs upon certain terminations of employment or a Change-of-Control, assuming such events occur on December 31, 2015. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death ($) (4)	Termination as a result of disability ($) (5)
David M. Wathen
Cash payments(1)	3,251,200	—	4,876,800	—	—
Value of restricted stock(2)	2,010,041	—	4,927,087	4,927,087	4,927,087
Value of stock options(3)	—	—	—	—	—
Outplacement services	50,000	—	50,000	—	—
Medical benefits	33,400	—	50,000	50,000	—
Total	5,344,641	—	9,903,887	4,977,087	4,927,087

Robert J. Zalupski
Cash payments(1)	600,000	—	1,800,000	—	—
Value of restricted stock(2)	232,323	—	718,249	718,249	718,249
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	879,023	—	2,598,249	768,249	718,249

Joshua A. Sherbin
Cash payments(1)	640,700	—	1,922,100	—	—
Value of restricted stock(2)	462,128	—	1,111,149	1,111,149	1,111,149
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,149,528	—	3,113,249	1,161,149	1,111,149

Colin E. Hindman
Cash payments(1)	447,300	—	894,600	—	—
Value of restricted stock(2)	161,267	—	406,011	406,011	406,011
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	33,400	33,400	—
Total	655,267	—	1,364,011	439,411	406,011

A. Mark Zeffiro (6)
Cash payments (1)	—	—	—	—	—
Value of restricted stock (2)	—	—	—	—	—
Value of stock options (3)	—	—	—	—	—
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—
Total	—	—	—	—	—
_____________________________________

(1)
Comprised of multiple of base salary as of December 31, 2015 and applicable STI payments. The 2015 STI bonus is not included as it was earned as of December 31, 2015 and is subject to company performance. Assumes that no accrued but unearned vacation pay is due.

(2)
Restricted stock includes time-based shares/units and performance-based stock units, and are either included on a pro-rata basis for the portion of the earnings period that has elapsed or on a fully-vested basis as required by the terms of the Severance Policy. In addition, the number of performance-based stock units included assumes the target metric would be achieved. Restricted stock/units are valued at the market price of the Common Stock of $18.65 at December 31, 2015. Messrs. Wathen, Zalupski, Sherbin, Hindman, and Zeffiro had 107,777, 12,457, 24,779, 8,647 and 0 shares, respectively, that would have been vested upon an involuntary termination without cause or by executive for good reason as of December 31, 2015, and 264,187, 38,512, 59,579, 21,770 and 0 shares, respectively, that would have been vested upon a change-of-control, death or disability.

(3)
All stock options held by the NEOs as of December 31, 2015 were exercisable, so no incremental benefit would be earned should one of the above events occur. Messrs. Wathen, Zalupski, Sherbin, Hindman, and Zeffiro had 78,965, 38,827, 0, 0 and 0 stock options, respectively, as of December 31, 2015.

(4)
With respect to death, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the NEO’s death. Equity awards become 100% vested upon death. Each NEO’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the NEO’s date of death.

(5)
With respect to disability, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date the NEO receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

(6)	Mr. Zeffiro resigned his position of Executive Vice President - Cequent effective June 30, 2015 and was not entitled to any additional benefits or compensation in connection with his resignation.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, holders of the Company’s Common Stock will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect two directors to serve until the annual meeting in 2019; to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; to re-approve the material terms for qualified performance-based compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan; and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.

Who is entitled to vote?
The Company’s Common Stock constitutes the Voting Stock of the Company. As of March 15, 2016 (the “Record Date”), there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual

Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record

Date, 45,481,265 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record. If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.
Beneficial Owners. If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank, or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank, or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank, or nominee. Your broker, trustee, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank, or nominee on how to vote your shares.

How do I vote?
Shareholders of Record. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
Beneficial Owners. If you complete and properly sign the

accompanying voting instruction card and return it to your broker, trustee, bank, or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank, or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?
Shareholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners. If you hold your shares through a bank, trustee, broker, or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) for the election of the Board of Directors’ nominees for two directors; (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and (3) for the re-approval of the material terms for qualified performance-based compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan.
Beneficial Owners. The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker, or nominee.

What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1—FOR the election of the nominated slate of directors.
Proposal 2—FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
Proposal 3—FOR the re-approval of the material terms for qualified performance-based compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan.

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, provided that a quorum is present.

Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Proposal 3 - Re-approval of the Material Terms for Qualified Performance-Based Compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan.
The affirmative vote of a majority of the shares of Common Stock present or represented by Proxy at the Annual Meeting and entitled to vote on the matter will be necessary to re-approve the material terms for qualified performance-based compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter.

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the

Record Date that is present or represented at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.

How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan

48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations department in the manner provided above.

What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees, and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview, and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, www.trimascorp.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports. The Company has posted printable and searchable 2016 proxy materials to the Company’s website at http://ir.trimascorp.com. A copy of the Company’s Annual Report on

Form 10-K for the year ended December 31, 2015, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices at TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by email to generalcounsel@trimascorp.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Wednesday, May 12, 2016 at the Company’s headquarters.

How and when may I submit a shareholder proposal or director nomination for the 2017 Annual Meeting of Shareholders (“2017 Annual Meeting”)?
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2017 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 7, 2016. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to TriMas Corporation, Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by fax to (248) 631-5413.

For a shareholder proposal or director nomination that is intended to be considered at the 2017 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate Secretary not earlier than January 12, 2017 and not later than the close of business on February 11, 2017. Any shareholder proposal must set forth (a) a brief description of the business desired to be brought before the 2017 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act, as amended:
•Not earlier than 120 days and not later than 90 days prior to the 2017 Annual Meeting; and
•Ten days after public announcement of the 2017 Annual Meeting date.

TRIMAS CORPORATION
ATTN: JOSHUA SHERBIN
39400 WOODWARD AVENUE, SUITE 130
BLOOMFIELD HILLS, MI 48304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Nancy S. Gougarty
02 David M. Wathen
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__________________________________________________________

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016	☐	☐	☐

		For	Against	Abstain
3.	Re-approval of the material terms for qualified performance-based compensation under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan	☐	☐	☐

NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposals 1, 2 and 3. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2016 AT 8:00 A.M. EASTERN TIME

The Proxy Statement and 2015 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2016
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1, FOR proposal 2 and FOR proposal 3.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side

APPENDIX A

TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN

TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN

1.	PURPOSE 1

2.	DEFINITIONS 1

3.	ADMINISTRATION OF THE PLAN 6

3.1.	Committee 6

3.2.	Terms of Awards 7

3.3.	Deferral Arrangement 8

3.4.	No Liability 8

3.5.	Book Entry 8

4.	SHARES OF STOCK SUBJECT TO THE PLAN 8

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS 9

5.1.	Effective Date 9

5.2.	Term 9

5.3.	Amendment and Termination of the Plan 9

6.	AWARD ELIGIBILITY AND LIMITATIONS 9

6.1.	Service Providers and Other Persons 9

6.2.	Successive Awards and Substitute Awards 10

6.3.	Limitation on Stock Subject to Awards 10

7.	AWARD AGREEMENT 10

8.	TERMS AND CONDITIONS OF OPTIONS 11

8.1.	Option Price 11

8.2.	Vesting 11

8.3.	Term 11

8.4.	Termination of Service 11

8.5.	Change in Control 12

8.6.	Limitations on Exercise of Option 12

8.7.	Method of Exercise 12

8.8.	Rights of Holders of Options 12

8.9.	Delivery of Stock Certificates 12

8.10.	Transferability of Options 12

8.11.	Family Transfers 12

8.12.	Limitations on Incentive Stock Options 13

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS 13

9.1.	Right to Payment and Grant Price 13

9.2.	Other Terms 13

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK 13

10.1.	Grant of Restricted Stock or Restricted Stock Units 13

10.2.	Restrictions 14

10.3.	Restricted Stock Certificates 14

10.4.	Rights of Holders of Restricted Stock 14

10.5.	Rights of Holders of Restricted Stock Units 14

10.5.1.	Dividend Rights 14

10.5.2.	Creditor’s Rights 15

10.6.	Termination of Service 15

10.7.	Delivery of Stock Certificates 15

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS 15

12.	FORM OF PAYMENT FOR OPTIONS 16

12.1.	General Rule 16

12.2.	Surrender of Stock 16

12.3.	Cashless Exercise 16

12.4.	Other Forms of Payment 16

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS 16

13.1.	Dividend Equivalent Rights 16

13.2.	Termination of Service 17

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS 17

14.1.	Performance Conditions 17

14.2.	Performance Awards Granted to Designated Covered Employees 17

14.2.1.	Performance Goals Generally 17

14.2.2.	Business Criteria 17

14.2.3.	Timing For Establishing Performance Goals 18

14.2.4.	Settlement of Performance Awards; Other Terms 18

14.3.	Written Determinations 18

14.4.	Status of Section 14.2 Awards Under Code Section 162(m) 18

15.	PARACHUTE LIMITATIONS 19

16.	REQUIREMENTS OF LAW 19

16.1.	General 19

16.2.	Rule 16b-3 20

16.3.	Lock-Up Agreement 20

17.	EFFECT OF CHANGES IN CAPITALIZATION 20

17.1.	Changes in Stock 20

17.2.	Reorganization in which the Corporation is the Surviving Entity 21

17.3.	Corporate Transaction 21

17.4.	Adjustments 22

17.5.	No Limitations on Corporation 23

18.	GENERAL PROVISIONS 23

18.1.	Disclaimer of Rights 23

18.2.	Nonexclusivity of the Plan 23

18.3.	Withholding Taxes 23

18.4.	Captions 24

18.5.	Other Provisions 24

18.6.	Number and Gender 24

18.7.	Severability 24

18.8.	Governing Law 24

18.9.	Section 409A of the Code 24

18.10.	Specified Employee 25

TRIMAS CORPORATION

2011 OMNIBUS INCENTIVE COMPENSATION PLAN

TriMas Corporation, a Delaware corporation (the “Corporation”), sets forth herein the terms of its 2011 Omnibus Incentive Compensation Plan (the “Plan”), as follows:

1.    PURPOSE. The Plan is intended to enhance the ability of the Corporation and its Subsidiaries and Affiliates to attract and retain highly qualified Directors, officers, key employees and other persons and to motivate such persons to serve the Corporation and its Subsidiaries and to improve the business results and earnings of the Corporation, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Corporation. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, cash based awards, unrestricted stock and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Stock options granted under the Plan may be incentive stock options or non-qualified options, as provided herein.

2.    DEFINITIONS. For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1    “Affiliate” means a person or entity which controls, is controlled by, or is under common control with the individual or entity in question.

2.2    “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Unrestricted Stock, Cash Based Award or Dividend Equivalent Right under the Plan.

2.3    “Award Agreement” means the written document issued by the Corporation or the written agreement between the Corporation and a Participant, which in either case evidences and sets out the terms and conditions of an Award.

2.4    “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.5    “Board” means the Board of Directors of the Corporation.

2.6    “Cash Based Award” means a Performance Award that may be settled only in cash.

2.7    “Cause” means, unless otherwise provided in an applicable written agreement with the Corporation or a Subsidiary or Affiliate of any the Corporation, (i) a Participant’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Corporation or its Subsidiaries conduct business; (ii) a Participant’s willful misconduct in the performance of his or her duties to the Corporation or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Corporation; (iii) a Participant’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (iv) a Participant’s breach of fiduciary duty to the Corporation or its Subsidiaries for personal profit. Any failure by the Corporation or a Subsidiary to notify a Participant after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

2.8    “Change in Control” means a change in the ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, as described in Treas. Reg. Section 1.409A-3(i)(5); provided, however, that for purposes of determining whether a change of effective control of the Corporation takes place, the threshold shall be the possession of more than 50% of the total voting power of the stock of the Corporation, and for purposes of determining whether a change in the ownership of a substantial portion of the assets of the Corporation has occurred, the threshold shall be the acquisition of all or substantially all of the assets of the Corporation.

2.9    “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.10    “Committee” means the Compensation Committee of the Board, or, if the Board so elects, a different committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.

2.11    “Corporate Transaction” means (i) the dissolution or liquidation of the Corporation or a merger, consolidation, or reorganization of the Corporation with one or more other entities in which the Corporation is not the surviving entity, (ii) a sale of substantially all of the assets of the Corporation to another person or entity which does not constitute a “related person” to the Corporation, as such term is defined in the Treasury Regulations issued in connection with Section 409A of the Code, or (iii) any transaction (including without limitation a merger or reorganization in which the Corporation is the surviving entity) which results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of stock of the Corporation.

2.12    “Corporation” means TriMas Corporation, a Delaware corporation.

2.13    “Covered Employee” means a Participant who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

2.14    “Disability” means a Participant’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Participant incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, a Participant shall not be deemed to be Disabled as a result of any condition that:

(a)    was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity;

(b)    resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(c)    resulted from service in the Armed Forces of the United States for which such Participant received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Corporation, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Corporation deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Corporation shall have the right to require a Participant to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Corporation shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however, that a Participant may not be required to undergo a medical examination more often than once each 180 days. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Corporation, determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee or the Corporation, then in any such event, the Participant shall be deemed to have recovered from such Disability. The Committee in its discretion may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award, in which event the definition of “Disability” in Treas. Reg. Section 1.409A-3(i)(4) shall apply and cannot be changed after the 409A Award is granted.

2.15    “Dividend Equivalent Right” means a right, granted to a Participant under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.16    “Effective Date” means the date that the Plan is approved by the stockholders of the Corporation, provided that such date is not more than one year after the approval of the Plan by the Board.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.18    “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional share exchange, is admitted to quotation on the Nasdaq Stock Market (“Nasdaq”) or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith; provided that such valuation with respect to any Award that the Corporation intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i) (Non-Qualified Options or Stock Appreciation Right) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg. Section 1.409A-1(b)(5)(iv)(B).

2.19    “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent of the voting interests.

2.20    “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Code Section 409A.

2.21    “Grant Date” means the date on which the Committee approves an Award or such later date as may be specified by the Committee.

2.22    “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.23    “Non-Qualified Option” means an Option that is not an Incentive Stock Option.

2.24    “Option” means an option to purchase Stock pursuant to the Plan.

2.25    “Option Price” means the exercise price for each share of Stock subject to an Option.

2.26    “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.27    “Outside Director” means a member of the Board who is not an officer or employee of the Corporation or of any Affiliate of the Corporation.

2.28    “Participant” means a person who receives or holds an Award under the Plan.

2.29    “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to 10 years.

2.30    “Plan” means this TriMas Corporation 2011 Omnibus Incentive Compensation Plan.

2.31    “Restricted Stock” means Stock awarded to a Participant pursuant to Section 10 hereof.

2.32    “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of a share of Stock awarded to a Participant pursuant to Section 10 hereof.

2.33    “Retirement” means termination of Service with the consent of the Committee on or after age 55, or any other definition established by the Compensation Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any 409A Award cannot be changed after the Award is granted.

2.34    “SAR Exercise Price” means the per share exercise price of an SAR granted to a Participant under Section 9 hereof.

2.35    “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.36    “Service” means service as a Service Provider to the Corporation or a Subsidiary or Affiliate of the Corporation. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Corporation or a Subsidiary or Affiliate of the Corporation. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive. With respect to the timing of payment (and not merely vesting) of any 409A Award, whether a termination of Service shall have occurred shall be determined in accordance with the definition of “Separation from Service” under Treas. Reg. Section 1.409A-1(h).

2.37    “Service Provider” means an employee, officer or Director of the Corporation or a Subsidiary or Affiliate of the Corporation, or a consultant or adviser providing services to the Corporation or a Subsidiary or Affiliate of the Corporation.

2.38    “Stock” means the common stock, $0.01 par value per share, of the Corporation.

2.39    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 9 hereof.

2.40    “Subsidiary” means any “subsidiary corporation” of the Corporation within the meaning of Section 424(f) of the Code.

2.41    “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Corporation or a Subsidiary or Affiliate of the Corporation or with which the Corporation or a Subsidiary or Affiliate of the Corporation combines.

2.42    “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding shares of the stock of the Corporation or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.43    “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.44    “Unrestricted Stock Award” means an Award pursuant to Section 11 hereof.

3.    ADMINISTRATION OF THE PLAN

3.1.    Committee. The Plan shall be administered by or pursuant to the direction of the Committee. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the governing documents of the Corporation and applicable law. The Committee shall have full power and authority, in its sole discretion, to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and shall have full power and authority, in its sole discretion, to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Corporation’s governing documents and applicable law; provided, that subject to the governing documents of the Corporation and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of Directors and/or officers of the Corporation for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act and who are also not Covered Employees. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. The Committee shall consist of not less than two (2) members of the Board, which members shall be “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act (or such greater number of members which may be required by said Rule 16b-3), which members shall be “outside directors” within the meaning of Treas. Reg. Section 1.162-27(e)(3), and which members shall qualify as “independent” under any applicable stock exchange rules.

3.2.    Terms of Awards. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i)    designate Participants,

(ii)    determine the type or types of Awards to be made to a Participant,

(iii)    determine the number of shares of Stock to be subject to an Award,

(iv)    establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options) or to ensure exemption from or compliance with Code Section 409A,

(v)    prescribe the form of each Award Agreement evidencing an Award, and

(vi)    amend, modify, or supplement the terms of any outstanding Award. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Participant, impair the Participant’s rights under such Award, subject to the requirements of Code Section 409A any Award that was excluded from Code Section 409A coverage upon grant, or cause any 409A Award that complies with Code Section 409A upon grant to cease to so qualify.

To assure the viability of Awards granted to Participants in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Further, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, that no such supplements, amendments, restatements or alternative versions shall increase the share limitations contained in the Plan.

The Corporation may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees, customers or others of the Corporation or a Subsidiary or Affiliate of the Corporation or any confidentiality obligation with respect to the Corporation or a Subsidiary or Affiliate of the Corporation or otherwise in competition with the Corporation or a Subsidiary or Affiliate of the Corporation, to the extent specified in such Award Agreement applicable to the Participant. Furthermore, unless the Committee provides otherwise in the applicable Award Agreement, the Corporation may annul an Award if the Participant is an employee of the Corporation or a Subsidiary or Affiliate of the Corporation and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR which reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement or substitute Option or SAR with a lower exercise price without the approval of Corporation’s stockholders, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17.

3.3.    Deferral Arrangement. The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to compliance with Section 409A, where applicable, and such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans. Notwithstanding the foregoing, no deferral shall be allowed if the deferral opportunity would violate Code Section 409A.

3.4.    No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.5.    Book Entry. Notwithstanding any other provision of this Plan to the contrary, the Corporation or a Subsidiary or Affiliate of the Corporation may elect to satisfy any requirement under this Plan for the delivery of Stock certificates through the use of book-entry.

4.    SHARES OF STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 17 hereof, the aggregate number of shares of Stock available for issuance under the Plan shall be Eight Hundred Fifty Thousand (850,000); provided, however, that for every share of Stock subject to Awards of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights (except for Dividend Equivalent Rights settled only in cash and relating to Awards otherwise counted pursuant to this proviso) and Unrestricted Stock under this Plan, the shares of Stock available for grant hereunder shall be reduced by 1.75 shares of Stock (including the one share of Stock subject to issuance). Shares of Stock issued or to be issued under the Plan shall be authorized but unissued Stock or issued Stock that has been reacquired by the Corporation or a Subsidiary or Affiliate of the Corporation. If any Stock covered by an Award is not purchased or is forfeited, or if an Award otherwise terminates without delivery of Stock subject thereto, then the number of shares of Stock related to such Award and subject to such forfeiture or termination shall not be counted against the limit set forth above (or included for purposes of the calculation in the proviso, above), but shall again be available for making Awards under the Plan. There shall not be added back to the number of shares of Stock available for issuance under the Plan: (x) shares of Stock that are subject to an Option or a share-settled Stock Appreciation Right and are not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right; (y) shares of Stock delivered to or withheld by the Corporation or a Subsidiary or Affiliate of the Corporation to pay the exercise price or the withholding taxes under Options or Stock Appreciation Rights; or (z) shares of Stock repurchased on the open market with the proceeds of an Option exercise.

The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.

5.    EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.    Effective Date. The Plan shall be effective as of the Effective Date.

5.2.    Term. The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3. Except as provided in Section 5.3, the termination of the Plan shall not affect any Award outstanding on the date of such termination.

5.3.    Amendment and Termination of the Plan. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Corporation’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, an amendment will be contingent on approval of the Corporation’s stockholders if the amendment would: (i) materially increase the benefits accruing to Participants under the Plan, (ii) increase the number of shares of Stock that may be issued under the Plan in the aggregate or to any Participant, (iii) modify the requirements as to eligibility for participation in the Plan, or (iv) except as permitted pursuant to the provisions of Section 17, reduce the Option Price of any previously granted Option or the grant price of any previously granted SAR, cancel any previously granted Options or SARs and grant substitute Options or SARs with a lower Option Price than the canceled Options or a lower grant price than the canceled SARs, or exchange any Options or SARs for cash, other awards, or Options or SARs with an Option Price or grant price that is less than the exercise price of the original Options or SARs. No Awards shall be made after termination of the Plan. No amendment, suspension or termination of the Plan shall (i) without the consent of the Participant, impair rights or obligations under any Award theretofore awarded under the Plan, except as set forth in any Award Agreement or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exception under Code Section 409A, nor (ii) accelerate any payment under any 409A Award except as otherwise permitted under Treas. Reg. Section 1.409A-3(j).

6.    AWARD ELIGIBILITY AND LIMITATIONS

6.1.    Service Providers and Other Persons. Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Corporation or a Subsidiary or Affiliate of the Corporation, including any Service Provider who is an officer or Director of the Corporation or a Subsidiary or Affiliate of the Corporation, as the Committee shall determine and designate from time to time or (ii) any Outside Director; provided, however, that (i) Incentive Stock Options may be granted only to key employees of the Corporation or Subsidiaries of the Corporation, and (ii) Non-Qualified Options and Stock Appreciation Rights intended to not provide for the deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i) may only be granted to a Service Provider in respect of whom the Stock to which such grant relates is “service recipient stock” under Treas. Reg. Section 1.409A-1(b)(5)(iii).

6.2.    Successive Awards and Substitute Awards. An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original Grant Date provided that the Option Price or grant price is determined in accordance with the principles of Code Sections 424, 422, 409A and 162(m) and the regulations thereunder.

6.3.    Limitation on Stock Subject to Awards. During any time when the Corporation has a class of equity security registered under Section 12 of the Exchange Act:

(i)    the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is three hundred fifty thousand (350,000) per calendar year; and

(ii)    the maximum number of shares of Stock that can be awarded under the Plan, other than pursuant to an Option or SARs, to any person eligible for an Award under Section 6 hereof is two hundred thousand (200,000) per calendar year.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof. For purposes of the preceding limitations in this Section 6.3, all shares with respect to which an Award is granted shall be counted, regardless of whether the Participant did not realize the benefit of the Award as a result of forfeiture, cancellation, expiration, termination or other event. If an Option or SAR is modified after grant to reduce its exercise price or grant value, the modified Option or SAR shall be treated as a newly granted Option or SAR for purposes of the preceding limitations in this Section 6.3, with the shares covered by both the original and the modified grant counting against the number of shares available under the limitations in this Section 6.3.

7.    AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-Qualified Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-Qualified Options.

8.    TERMS AND CONDITIONS OF OPTIONS

8.1.    Option Price. The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share or Stock; provided, however, that in the event that a Participant is a Ten Percent Stockholder, the Option Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date.

8.2.    Vesting. Subject to Sections 8.3, 8.4, 8.5 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions (including based on achievement of performance goals and/or future service requirements) as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded to the next nearest whole number.

8.3.    Term. Each Option granted under the Plan shall terminate, and all rights to purchase Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Participant is a Ten Percent Stockholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.
8.4.    Termination of Service. Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, upon the termination of a Participant’s Service, any Option held by such Participant that has not vested shall immediately be deemed forfeited and any otherwise vested Option or unexercised portion thereof shall terminate three (3) months after the date of such termination of Service, but in no event later than the date of expiration of the Option. If a Participant’s Service is terminated for Cause, the Option or unexercised portion thereof shall terminate as of the date of such termination. Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, if a Participant’s Service is terminated (i) due to Disability, the Option shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s termination due to Disability and thereafter shall be a Non-Qualified Option) or (ii) due to death, any Option of the deceased Participant shall continue in accordance with its terms, may be exercised, to the extent of the number of shares of Stock with respect to which he/she could have exercised the Option on the date of his/her death, by his/her estate, personal representative or beneficiary who acquires the Option by will or by the laws of descent and distribution, and shall expire on its normal date of expiration unless previously exercised (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s death and thereafter shall be a Non-Qualified Option). Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.    Change in Control. The Committee may provide in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, that in the event of a Change in Control, a Participant’s unvested Options shall become fully vested and may be exercised until their normal date of expiration.

8.6.    Limitations on Exercise of Option. Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.7.    Method of Exercise. An Option that is exercisable may be exercised by the Participant’s delivery to the Corporation of written notice of exercise on any business day, at the Corporation’s principal office, on the form or by any other mechanism specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and, except to the extent provided in Section 12.3 or Section 12.4, shall be accompanied by payment in full of the Option Price of the Stock for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Corporation or an Affiliate may, in its judgment, be required to withhold with respect to an Award.

8.8.    Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, a Participant holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Stock or to direct the voting of the subject Stock) until the Stock covered thereby is fully paid and issued to the Participant. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.9.    Delivery of Stock Certificates. Promptly after the exercise of an Option to purchase Stock by a Participant and the payment in full of the Option Price, unless the Corporation shall then have uncertificated Stock, such Participant shall be entitled to the issuance of a Stock certificate or certificates evidencing his/her ownership of the Stock purchased upon such exercise.

8.10.    Transferability of Options. Except as provided in Section 8.11, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.11, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

8.11.    Family Transfers. If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Members. For the purpose of this Section 8.11, a “not for value” transfer is a transfer which is (i) a gift to a trust for the benefit of the participant and/or one or more Family Members, or (ii) a transfer under a domestic relations order in settlement of marital property rights. Following a transfer under this Section 8.11, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except in accordance with this Section 8.11 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.12.    Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of the Corporation or any Subsidiary of the Corporation; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.    Right to Payment and Grant Price. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The Award Agreement for an SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a share of Stock on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award.

9.2.    Other Terms. The Committee shall determine at the Grant Date or thereafter, the time or times at which and the conditions under which an SAR may be exercised (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions (provided that no SAR shall be exercisable following the tenth anniversary of its Grant Date), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK
AND RESTRICTED STOCK UNITS

10.1.    Grant of Restricted Stock or Restricted Stock Units. Awards of Restricted Stock or Restricted Stock Units may be made to eligible persons. Restricted Stock or Restricted Stock Units may also be referred to as performance stock or performance stock units. If so indicated in the Award Agreement at the time of grant, a Participant may vest in more than 100% of the number of Restricted Stock Units awarded to the Participant.

10.2.    Restrictions. At the time an Award of Restricted Stock or Restricted Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Restricted Stock Units, during which a portion of the Stock related to such Award shall become nonforfeitable or vest, on each anniversary of the Grant Date or otherwise, as the Committee may deem appropriate. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance conditions, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units in accordance with Section 14.1 and 14.2. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Restricted Stock Units. Each Participant may designate a beneficiary for the Restricted Stock or Restricted Stock Units awarded to him or her under the Plan. If a Participant fails to designate a beneficiary, the Participant shall be deemed to have designated his or her estate as his or her beneficiary.

10.3.    Restricted Stock Certificates. The Corporation shall issue, in the name of each Participant to whom Restricted Stock has been granted, Stock certificates representing the total number of shares of Restricted Stock granted to the Participant, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either (i) the Corporation shall hold such certificates for the Participant’s benefit until such time as the Restricted Stock is forfeited to the Corporation or the restrictions lapse, or (ii) such certificates shall be delivered to the Participant, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4.    Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends or distributions declared or paid with respect to such Stock; provided, that the right to receive dividends or distributions with respect to a performance-based Award shall only be granted to Participants if and to the extent that the underlying Award vests. All distributions, if any, received by a Participant with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.5.    Rights of Holders of Restricted Stock Units.

10.5.1.    Dividend Rights. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as stockholders of the Corporation. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the payment of a cash dividend or distribution on outstanding Stock, or at any time thereafter, a cash payment for each Restricted Stock Unit held equal to the per-share dividend, paid on the Stock in accordance with Section 13; provided, that the right to receive dividends or distributions with respect to a performance-based Award shall only be granted to Participants if and to the extent that the underlying Award vests.

10.5.2.    Creditor’s Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Corporation. Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of the applicable Award Agreement. Any Award of Restricted Stock Units that is a 409A Award shall comply with the Code Section 409A requirements applicable to nonqualified deferred compensation.

10.6.    Termination of Service. Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, upon the termination of a Participant’s Service, any Restricted Stock or Restricted Stock Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Further, the Award Agreement may specify that the vested portion of the

Award shall continue to be subject to the terms of any applicable transfer or other restriction. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Participant shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to Restricted Stock or Restricted Stock Units.

10.7.    Delivery of Stock Certificates. Except as otherwise specified in an Award Agreement with respect to a particular Award of Restricted Stock or unless the Corporation shall then have uncertificated Stock, within thirty (30) days of the expiration or termination of the restricted period, a certificate or certificates representing all Stock relating to such Award which have not been forfeited shall be delivered to the Participant or to the Participant’s beneficiary or estate, as the case may be. Except as otherwise specified with respect to a particular Award of Restricted Stock Units or unless the Corporation shall then have uncertificated Stock, within thirty (30) days of the satisfaction of the vesting criterion applicable to such Award, a certificate or certificates representing all Stock relating to such Award which have vested shall be issued or transferred to the Participant.

11.    TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at such purchase price determined by the Committee) an Unrestricted Stock Award to any Participant pursuant to which such Participant may receive Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.

12.    FORM OF PAYMENT FOR OPTIONS

12.1.    General Rule. Payment of the Option Price for the Stock purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Corporation.

12.2.    Surrender of Stock. To the extent approved by the Committee in its sole discretion, payment of the Option Price for Stock purchased pursuant to the exercise of an Option may be made all or in part through the tender to the Corporation of Stock, which Stock, if acquired from the Corporation, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at its Fair Market Value on the date of exercise or surrender.

12.3.    Cashless Exercise. To the extent permitted by law and to the extent permitted by the Committee in its sole discretion, payment of the Option Price for Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a registered securities broker acceptable to the Corporation to sell Stock and to deliver all or part of the sales proceeds to the Corporation in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4.    Other Forms of Payment. To the extent permitted by the Committee in its sole discretion, payment of the Option Price for Stock purchased pursuant to exercise of an Option may be made in any other form that is consistent with applicable laws, regulations and rules.

13.    TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.    Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such Stock had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Participant, provided that any Award of Dividend Equivalent Rights that is a 409A Award shall comply with the Code Section 409A requirements applicable to deferred compensation. Dividend Equivalent Rights may not be granted hereunder relating to  Stock which is subject to Options or Stock Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date that the distribution otherwise would have been paid. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, unless such settlement would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A (e.g., in the case of a Non-Qualified Option or Stock Appreciation Right). Such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

13.2.    Termination of Service. Except as may otherwise be provided by the Committee either in the Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of Service for any reason.

14.    TERMS AND CONDITIONS OF PERFORMANCE AWARDS

14.1.    Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Performance Award, and the timing thereof, may be subject to such corporate or individual performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 14.2 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

14.2.    Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.2.

14.2.1.    Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

14.2.2.    Business Criteria. Unless and until the Board proposes for stockholder vote and the stockholders approve a change in the general performance measures set forth in this Section 14.2, one or more of the following business criteria for the Corporation, on a consolidated basis, or for specified Subsidiaries or business units of the Corporation or the Corporation (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (a) basic earnings per common share for the Corporation on a consolidated basis; (b) diluted earnings per common share for the Corporation on a consolidated basis; (c) total stockholder return; (d) net sales; (e) cost of sales; (f) gross profit; (g) selling, general and administrative expenses; (h) operating profit, alone or as a percentage of sales; (i) income before interest and/or the provision for income taxes; (j) net income; (k) productivity; (l) inventory turnover; (m) return on equity; (n) return on assets; (o) sales of new products; (p) economic value added, or another measure of profitability that considers the cost of capital employed; (q) net cash provided by operating activities; (r) net increase (decrease) in cash and cash equivalents; (s) customer satisfaction; (t) market share; and (u) product quality. Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis.

14.2.3.    Timing For Establishing Performance Goals. Performance goals shall be established, in writing, not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required for “performance-based compensation” under Code Section 162(m).

14.2.4.    Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify in the Award Agreement the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards; provided, however, that except in the case of death or Disability of a Participant, a Performance Award shall not be earned and paid until after (i) expiration of the applicable performance period and attainment of the applicable performance goals, and (ii) certification by the Committee that the performance goals and any other material terms of the Performance Award have been attained or satisfied. In the case of death or Disability of a Participant, the Committee may determine that the performance goals shall be deemed to have been satisfied on terms determined by the Committee. In the case of Awards that are paid and settled other than in Stock, where the amount or value of the payment is not determined by reference to the value of the Stock to which the Awards relate, the amount paid to any Participant during any calendar year in settlement of any such Awards shall not exceed $6,000,000.

14.3.    Written Determinations. All determinations or certifications by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m).

14.4.    Status of Section 14.2 Awards Under Code Section 162(m). It is the intent of the Corporation that Performance Awards under Section 14.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.    PARACHUTE LIMITATIONS. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Corporation or a Subsidiary or affiliate of the Corporation, except an agreement, contract, policy or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Restricted Stock Units held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Corporation under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Code Section 409A shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

16.    REQUIREMENTS OF LAW

16.1.    General. The Corporation shall not be required to sell, deliver or cause to be issued any Stock under any Award if the sale or issuance of such Stock would constitute a violation by the Participant, any other individual exercising an Option, or the Corporation of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of any Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Stock hereunder, no Stock may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation and any delay caused thereby shall in no way affect the date of termination of the Award. Any determination in this connection by the Corporation shall be final, binding, and conclusive. The Corporation may, but shall in no event be obligated to, cause to be registered any securities covered hereby pursuant to the Securities Act. The Corporation shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority.

16.2.    Rule 16b-3. During any time when the Corporation has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Corporation that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.3.    Lock-Up Agreement. If so requested by the Corporation and an underwriter of shares of Stock in connection with any public offering, each Participant agrees not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed one hundred eighty (180) days, following the effective date of such public offering of Stock, in each case as such underwriter shall specify reasonably and in good faith.

17.    EFFECT OF CHANGES IN CAPITALIZATION

17.1.    Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the Stock is changed into or exchanged for a different number or kind of stock or other securities of the Corporation on account of any recapitalization, reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Stock effected without receipt of consideration by the Corporation, occurring after the Effective Date, the number and kinds of shares of Stock for which grants of Options and other Awards may be made under the Plan (including the individual limits) shall be adjusted proportionately and accordingly by the Corporation. In addition, the number and kind of shares of Stock for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to Stock that is subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Corporation shall not be treated as an increase in shares of Stock effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Corporation’s stockholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in shares of the Corporation) without receipt of consideration by the Corporation, the Corporation may, in such manner as the Corporation deems appropriate, adjust (i) the number and kind of shares of Stock subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution. Notwithstanding the foregoing, all adjustments under this Section 17.1 shall comply with Code Sections 409A, 162(m), 422 and 424 and the regulations thereunder.

17.2.    Reorganization in which the Corporation is the Surviving Entity. Subject to Section 17.3 hereof, if the Corporation shall be the surviving entity in any reorganization, merger, or consolidation of the Corporation with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the Stock remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement securities received by the Participant as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Restricted Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Restricted Stock Units would have been entitled to receive immediately following such transaction. Notwithstanding the foregoing, all adjustments under this Section 17.2 shall comply with Code Sections 409A, 162(m), 422 and 424 and the regulations thereunder.

17.3.    Corporate Transaction. Subject to the exceptions set forth in the penultimate sentence of this Section 17.3, the last sentence of Section 17.4 and the requirements of Code Sections 409A, 162(m), 422, 424 and the regulations thereunder:

(i)    upon the occurrence of a Corporate Transaction, all outstanding unvested Options, SARs, Restricted Stock and Restricted Stock Units shall be deemed forfeited; provided that

(ii)    either of the following two actions, among others, may be taken, in accordance with Code Section 409A, to the extent applicable:

(A)    prior to the scheduled consummation of a Corporate Transaction, the Committee may provide that all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a specified period, and/or that all outstanding Restricted Stock shall be vested, and/or that all Restricted Stock Units shall be deemed to have vested at their target levels; or

(B)    the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Restricted Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Restricted Stock Units, equal to the formula or fixed price per share of Stock paid to holders of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Stock”) multiplied by the amount, if any, by which (I) the formula or fixed price per share of Stock paid to holders of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Stock.

With respect to the Corporation’s establishment of a specified exercise window, (i) any exercise of an Option or SAR during such period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Corporation gives notice thereof to its stockholders. This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Restricted Stock and Restricted Stock Units theretofore granted, or for the substitution for such Options, SARs, Restricted Stock and Restricted Stock Units of new options, SARs, restricted stock and restricted stock units relating to the shares of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common shares) and option and stock appreciation right exercise prices, in which event the Plan, Options, SARs, Restricted Stock and

Restricted Stock Units theretofore granted shall continue in the manner and under the terms so provided. Appropriate adjustments shall be made taking into account Code Sections 409A, 162(m), 422 and 424 and the regulations thereunder regarding substitutions and assumptions of stock rights by reason of a corporate transaction.

17.4.    Adjustments. Adjustments under this Section 17 related to Stock or other securities of the Corporation shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares of Stock or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding down to the nearest whole share. The Committee shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Restricted Stock and Restricted Stock Units and such effect shall be set forth in the appropriate Award Agreement. The Committee may provide in the Award Agreements at the Grant Date, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

17.5.    No Limitations on Corporation. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation or a Subsidiary or Affiliate of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.    GENERAL PROVISIONS

18.1.    Disclaimer of Rights. No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Corporation or a Subsidiary or Affiliate of the Corporation, or to interfere in any way with any contractual or other right or authority of the Corporation or a Subsidiary or Affiliate of the Corporation either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Corporation or a Subsidiary or Affiliate of the Corporation. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Director, officer, consultant or employee of the Corporation or of a Subsidiary or Affiliate of the Corporation. The obligation of the Corporation to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Corporation to transfer any amounts to a third party or otherwise hold any amounts in Corporation or escrow for payment to any Participant or beneficiary under the terms of the Plan.

18.2.    Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the Corporation’s stockholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.

18.3.    Withholding Taxes. The Corporation or a Subsidiary or Affiliate of the Corporation, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Stock upon the exercise of an

Option or pursuant to an Award or otherwise. Alternatively, at the time of such vesting, lapse, or exercise, the Participant shall pay to the Corporation or a Subsidiary or Affiliate of the Corporation, as the case may be, any amount that the Corporation or a Subsidiary or Affiliate of the Corporation may reasonably determine to be necessary to satisfy such withholding obligation. The Corporation may elect to, or may cause a Subsidiary or Affiliate, to withhold Stock otherwise issuable to the Participant in satisfaction of a Participant’s withholding obligations at the statutory minimum withholding rate. Subject to the prior approval of the Corporation, which may be withheld by the Corporation in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part, by delivering to the Corporation or a Subsidiary or Affiliate of the Corporation Stock already owned by the Participant, which Stock, if acquired from the Corporation, shall have been held for at least six months at the time of tender. Any Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations at the statutory minimum withholding rate. The Fair Market Value of the Stock used to satisfy such withholding obligation shall be determined by the Corporation as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 18.3 to deliver Stock may satisfy his/her withholding obligation only with Stock that is not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

18.4.    Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.    Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6.    Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7.    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.    Governing Law. The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Michigan, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.    Section 409A of the Code. The Board intends to comply with Code Section 409A, or an exclusion from Code Section 409A coverage, with regard to Awards hereunder and all provisions herein shall be interpreted accordingly. In the event that any provision of this Plan or of an Award is determined by the Corporation to be subject to and not in compliance with Code Section 409A, the Corporation may amend the Plan or Award to correct such non-compliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that otherwise would be incurred by a Participant on account of such non-compliance. In no event shall the Corporation or a Subsidiary or Affiliate of the Corporation be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

18.10.    Specified Employee. Notwithstanding any other time of payment or settlement of a

409A Award provided herein or in the Award, if the Participant is deemed on the date of separation from service to be a “specified employee” under Code Section 409A(a)(2)(B), then any payment or settlement of such 409A Award on account of the Participant’s separation from service shall not be made before the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service of the Participant, and (ii) the date of the Participant’s death to the extent required under Code Section 409A.

* * *

As adopted and approved by the Board as of March 15, 2011, subject to approval of the Plan by the stockholders of the Corporation as set forth in this Plan.

ACTIVE.8739425.7

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PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
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APPENDIX A